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                                                                EXHIBIT 2.2


                            EQUITY PURCHASE AGREEMENT


         THIS EQUITY PURCHASE AGREEMENT (this "AGREEMENT"), is dated as of January 9, 1998, by and among each of the Persons (as hereinafter defined) set forth in the Schedule of Sellers attached hereto (each a "SELLER" and collectively the "SELLERS") and Federal-Mogul Corporation, a Michigan corporation ("F-M" or the "BUYER"). Capitalized terms used herein without definition have the meanings accorded such terms in EXHIBIT A hereto.

                                 R E C I T A L S

         A. The Sellers collectively own (i) all of the partnership interests of Fel-Pro Master General Partnership, an Illinois general partnership ("MGP"), and
(ii) all of the issued and outstanding capital stock of Felt Products Mfg. Co., a Delaware corporation, Fel-Pro Management Co., a Delaware corporation, Meridian Parts Corporation, a California corporation, and Fel-Pro Mexico S. de R.L. de C.V., a Mexican limited liability partnership (collectively, the "CORPORATIONS" and together with MGP, the "COMPANIES").

         B. Buyer desires to purchase all of the partnership interests of MGP and all of the issued and outstanding capital stock of the Corporations.

         C. Buyer desires to purchase certain real property owned by Fel-Pro Realty Corporation ("REALTY").

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                      PURCHASE AND SALE OF EQUITY INTERESTS

         SECTION 1.1       PURCHASE AND SALE

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell to the Buyer, without recourse, representation or warranty except as otherwise expressly provided herein, and Buyer shall purchase from Sellers, (i) all of the outstanding shares of capital stock of the Corporations (the "SHARES") and all of the partnership interests of MGP (the "PARTNERSHIP INTERESTS" and, together with the Shares, the "EQUITY INTERESTS"), and (ii) the real property listed on SECTION 1.1(C) OF THE DISCLOSURE SCHEDULE owned by Realty (the "INCLUDED REAL PROPERTY"), free and clear of all liens, mortgages, charges, security interests, defects in title, or other encumbrances of any nature whatsoever (a "LIEN"), other than, in the case of clause (ii) above, Permitted Liens, and together with all rights now and hereafter attaching thereto, for an aggregate purchase price equal to $716,750,000 minus the Debt Amount (the "PURCHASE PRICE"), which shall consist of (i) cash in an amount equal to $491,750,000 minus the Debt Amount (the "CASH PORTION"), and (ii) that number of shares of F-M Exchangeable Preferred Stock equal to (x) $225,000,000 divided by (y) the product of the Effective Time Share Value multiplied by five (5) (the "STOCK PORTION"). Notwithstanding the foregoing, if F-M makes the F-M Cash Election, the Purchase Price shall be reduced to $706,750,000, no shares of the F-M Exchangeable Preferred Stock will be included as part of the Purchase Price and, in lieu thereof, the Cash Portion will be increased by $215,000,000.

                  (b) The Purchase Price shall be allocated among the Equity Interests and the Included Real Property as is mutually agreed to by the Buyer and the Sellers' Representatives prior to the Closing. In the event the Buyer and the Sellers' Representatives are unable to agree on such an allocation, the Buyer and the Sellers shall retain a nationally recognized valuation or accounting firm, the fees and expenses of which shall be borne 50% by the Buyer and 50% by the Sellers, to perform such allocation based on its determination of the appropriate valuation of the Companies, the Included Entities and the Included Real Estate and the allocation of such firm shall be binding on the Sellers and the Buyer.

                  (c) The Cash Portion and the Stock Portion shall be allocated among the holders of the Equity Interests and the owners of the Included Real Property in such amounts as is mutually agreed to prior to the Closing by the holders of the Equity Interests and the owners of the Included Real Property.

                  (d) In addition to the Purchase Price, at the Closing, Buyer shall pay to the Sellers, by wire transfer to one or more accounts designated by the Sellers' Representatives, cash in the amount of $3,735,000 to compensate the Sellers for income taxes resulting from the 338 Election.

                  (e) In the event the Closing does not occur prior to March 15, 1998 and Felt pays the approximately $1,900,000 installment of Taxes payable under Code Section 1363 (relating to LIFO recapture upon an S Election) due on March 15, 1998, each of the Purchase Price and the Cash Portion will be increased by the amount of such payment.

    SECTION 1.2. CLOSING. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the sale and purchase of the Equity Interests and the Included Real Property (the "CLOSING") shall take place at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661 at 10:00 A.M., Chicago time, on (i) February 24, 1998, (ii) if the conditions required to be satisfied or waived pursuant to ARTICLES 5 and 6 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing) have been satisfied or waived prior to February 24, 1998, then on such earlier date which is designated by the Sellers' Representatives and reasonably satisfactory to Buyer, or (iii) if the conditions required to be satisfied or waived pursuant to ARTICLES 5 and 6 hereof (other than those requiring the delivery of a certificate or other document, or the taking of


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other action, at the Closing) have not been satisfied or waived on
February 24, 1998, then on such later date which is designated by the Sellers' Representatives and reasonably satisfactory to Buyer and is not less than three nor more than ten business days after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to ARTICLES 5 and 6 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing), or (iv) at such other time and date as the parties hereto may designate by mutual written consent of the Buyer and the Sellers' Representatives. The term "CLOSING DATE" means the date and time at which the Closing occurs.

    SECTION 1.3 DELIVERIES AT THE CLOSING. Subject to the conditions set forth in this Agreement, at the Closing:

                  (a) Sellers shall deliver to Buyer (i) newly-issued certificate(s) representing all of the Shares in the name of the Buyer, (ii) written assignments of all of the Partnership Interests sufficient to convey to Buyer good title to the Partnership Interests, (iii) instruments of conveyance with respect to the Included Real Property reasonably acceptable to Buyer and the Sellers, (iv) with respect to each Corporation and Included Entity (as set forth on Exhibit B hereto) which is a corporation, instruments evidencing the resignation of each director of such Corporation and Included Entity and each officer of such Corporation and Included Entity, as designated by Buyer at least five business days prior to the Closing, (v) all certificates and other instruments and documents which are expressly required pursuant to this Agreement to be delivered by Sellers to Buyer at the Closing and (vi) other certificates, instruments and documents reasonably requested by the Buyer which are necessary to consummate the transactions contemplated by this Agreement; and

                  (b) Buyer shall (i) accept and purchase the Equity Interests and the Included Real Property from Sellers and pay and deliver to Sellers the Cash Portion by wire transfer of immediately available funds to a bank account or accounts, which account or accounts are to be specified in writing by the Sellers' Representatives at least two business days prior to the Closing Date,
(ii) unless F-M has made the F-M Cash Election, deliver to the Sellers the certificates representing the shares of F-M Exchangeable Preferred Stock representing the Stock Portion, issued in the names of the Sellers as specified to F-M by the Sellers' Representatives at least three (3) business days prior to Closing, (iii) deliver to Sellers all certificates and other instruments and documents which are expressly required pursuant to this Agreement to be delivered by Buyer to Sellers at the Closing and (iv) deliver to Sellers other certificates, instruments and documents reasonably requested by the Sellers which are necessary to consummate the transactions contemplated by this Agreement.


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                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

    Subject to SECTION 10.1, Sellers represent and warrant to Buyer as of the date hereof as follows:

    SECTION 2.1 SELLERS.

              (a) Organization; Authority; Good Standing. Each Seller which is a trust is validly existing under its Charter Documents and has the power and authority to execute, deliver and perform its obligations under this Agreement. Each Seller who is an individual has the legal capacity to execute, deliver and perform his or her obligations under this Agreement. Realty is a corporation validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. McCormick Investments, L.P. is a limited partnership validly existing and in good standing under the laws of its state of organization and has the partnership power and authority to execute, deliver and perform its obligations under this Agreement.

              (b) Enforceability. The execution and delivery of this Agreement and the consummation of the transactions provided for hereby have been duly authorized by the trustees and other trust fiduciaries, board of directors or partners, as the case may be, of each of the Sellers, and no other trust, corporate or partnership proceeding or action, as the case may be, on the part of any Seller is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by each Seller and constitutes the legal valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

              (c) Ownership of Shares and Partnership Interests; Title. Each Seller is the record and beneficial owner of the Shares and/or the Partnership Interests set forth opposite its or their respective names in SECTION 2.1(C) OF THE DISCLOSURE SCHEDULE. Each Seller has, and shall transfer to Buyer at the Closing, good title to such Shares and/or Partnership Interests, free and clear of any and all Liens, except (i) as created by this Agreement, (ii) for restrictions imposed by federal and state securities laws and (iii) Liens described on SECTION 2.1(C) of the DISCLOSURE SCHEDULE, which Liens will not exist as of

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the Closing. The Equity Interests set forth on SECTION 2.1(C) OF THE
DISCLOSURE SCHEDULE constitute all of the Equity Interests.

              (d) Representation Letter. Each Seller who is to receive shares of F-M Exchangeable Preferred Stock has, or prior to the Closing will have, delivered to F-M a duly executed Representation Letter, dated as of the date hereof, substantially in the form attached hereto as EXHIBIT D, and each such Representation Letter is, or at the time of delivery will be, complete and accurate in all material respects.

    SECTION 2.2   COMPANIES AND INCLUDED ENTITIES.

                  (a) Ownership of Equity Interests. Except as set forth on
SECTION 2.2(A) of THE DISCLOSURE SCHEDULE, the Companies and the Included Entities, as the case may be, are the record and beneficial owners of all of the shares of capital stock, partnership interests, membership interests or other equity interests, as applicable, issued with respect to the Included Entities, free and clear of any Liens, except (i) as created by this Agreement, (ii) for restrictions imposed by federal and state securities laws and (iii) with respect to Included Entities that are partnerships or limited liability companies, restrictions pursuant to the partnership agreements or operating agreements, respectively.

                  (b) Corporate Organization; Good Standing. Each Company and Included Entity which is a corporation is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted. Each such Company and Included Entity is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Sellers have previously made available to Buyer complete and correct copies of each such Company's and Included Entity's Charter Documents as presently in effect. The minute books of each such corporation have been made available to Buyer.

                  (c) Limited Partnerships, Limited Liability Company Organization; Good Standing. Each Company and Included Entity which is either a limited partnership or a limited liability company is validly existing and in good standing under the laws of its jurisdiction of organization and has the partnership or limited liability company power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted. Each such Company and Included Entity is duly qualified to do business as a foreign limited partnership or limited liability company, as applicable, in each jurisdiction where qualification as a foreign limited partnership or limited liability company, as applicable, is required, except where the failure to be so

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qualified would not have a Material Adverse Effect. Sellers have previously made available to Buyer complete and correct copies of each such Company's and Included Entity's Charter Documents as presently in effect.

                  (d) MGP Organization. MGP is an Illinois general partnership validly existing and in good standing under the laws of the State of Illinois and has the power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted. MGP is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Sellers have previously made available to Buyer a complete and correct copy of the Charter Documents of MGP as presently in effect.

                  (e) Trusts. Each trust (each, a "TRUST") which holds legal title to any of the Equity Interests as of the date hereof, has the requisite authority and power to enter into this Agreement and to consummate the transactions contemplated hereby. Each trust agreement creating a Trust is a legal, valid and binding trust agreement and each Trust is a valid trust under the laws of the jurisdiction in which it was created.

     SECTION 2.3 SUBSIDIARIES. As of the Closing, except for Included Entities, none of the Companies nor Included Entities will have any Subsidiaries. As of the Closing, except for interests in Included Entities and except as set forth in SECTION 2.3 OF THE DISCLOSURE SCHEDULE, none of the Companies nor Included Entities will own, directly or indirectly, any equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest.

     SECTION 2.4   CAPITALIZATION.

         (a) The authorized capital stock of the Companies and Included Entities which are corporations is as set forth in SECTION 2.4 OF THE DISCLOSURE SCHEDULE. All of the outstanding shares of such capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights. As of the Closing, other than as set forth herein or in SECTION 2.4 OF THE DISCLOSURE SCHEDULE, there will be no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock or other equity interest of any such Company or Included Entity or any securities convertible into, or other rights to acquire, any shares of any capital stock or other equity interest of any such Company or Included Entity, (ii) relates to the voting or control of such capital stock, equity interest, securities or rights of any such Company or Included Entity or
(iii) obligates any such Company or Included Entity to grant, offer or enter into any of the foregoing.

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         (b) With respect to each Company and Included Entity that is a partnership or limited liability company, all the partnership interests or membership interests of such entity are as described in its Charter Documents. As of the Closing, other than as set forth herein or as described in the applicable Charter Documents, there will be no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any partnership interests, membership interests or other equity interest of any such Company or Included Entity or any securities convertible into, or other rights to acquire, any partnership interests, membership interests, or other equity interest of any such Company or Included Entity, (ii) relates to the voting or control of any partnership interests, membership interests, equity interest, securities or rights of any such Company or Included Entity or (iii) obligates any such Company or Included Entity to grant, offer or enter into any of the foregoing.

         (c) The Shares and Partnership Interests set forth on SECTION 2.1(C) OF THE DISCLOSURE SCHEDULE constitute all of the shares of capital stock, partnership interests, membership interests and other equity interests issued by, or with respect to, the Companies.

     SECTION 2.5 NO CONFLICTS. The execution, delivery and performance by the Sellers of this Agreement do not and will not (i)(A) contravene, conflict with or violate any provisions of the Charter Documents of any Seller, Company or Included Entity, (B) except as set forth in SECTION 2.5 OF THE DISCLOSURE SCHEDULE, contravene, violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default, event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of any contracts, agreements, leases, licenses, mortgages, indentures, bonds, notes or other instruments to which any of the Sellers, Companies or Included Entities is a party or by which any of them or their respective securities, properties or businesses are bound, or result in the creation of any Liens upon any of their respective securities, properties or businesses or (C) assuming that the Governmental Actions/Filings referred to in this SECTION 2.5 below or in SECTION
2.5 OF THE DISCLOSURE SCHEDULE are obtained or made, result in any violation by any Seller, Company or Included Entity of any law, rule or regulation applicable to it, or any license or authorization, approval, registration permit issued by any governmental, administrative or regulatory authority to any Seller, Company or Included Entity (each, a "PERMIT"), except, with respect to sub-clauses (B) and (C), for such contraventions, conflicts, terminations, violations, breaches, accelerations, renegotiations, payments, defaults or events of default as would not have a Material Adverse Effect, (ii) result in any violation by any Seller, Company or Included Entity of any judgment, injunction or

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decree of any court or governmental, administrative or regulatory authority applicable to it or (iii) assuming that the notices referred to in SECTION 2.5 OF THE DISCLOSURE SCHEDULE are made, require any consent or approval of, notice to or filing, registration or qualification with, any governmental, administrative or regulatory authority (a "GOVERNMENTAL ACTION/FILING") to be made or obtained by any Seller, Company or Included Entity except (A) in connection or compliance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), (B) any federal, state or local Tax filings, (C) any Governmental Actions/Filings that may be required to be made as a result of (x) the specific regulatory status of Buyer or any of its Affiliates, (y) any other facts that relate to the business or activities in which Buyer or any of its Affiliates is engaged or (z) without limitation of sub-clause (x) or (y), any other facts that relate to the business or activities in which Buyer or any of its Affiliates proposes to be engaged (other than, insofar as Governmental Actions/Filings are concerned, by acquiring ownership of the Companies and Included Entities, by reference to the Companies' and Included Entities' activities as presently conducted), (D) any Pension Benefit Guaranty Corporation ("PBGC") "Notice of Reportable Event" required under Section 4043(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (E) any other Governmental Actions/Filings the failures of which to make or obtain would not have a Material Adverse Effect.

     SECTION 2.6      FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES; BANK DEBT.

                  (a) Sellers have delivered to Buyer the following financial statements (collectively, the "FINANCIAL STATEMENTS"): the combined balance sheets, statements of income and cash flow of the Fel-Pro Group for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997.

                      (i) The Fel-Pro Group December 31, 1996 financial statements and accompanying notes to the financial statements have been compiled from the financial statements of the Companies, the Included Entities and the Excluded Entities.
                  SECTION 2.6(A) OF THE DISCLOSURE SCHEDULE sets forth which of such financial statements are audited and which of such financial statements are unaudited. The Fel-Pro Group December 31, 1996 financial statements present fairly, in all material respects, the combined financial position of the Companies, Included Entities, and Excluded Entities as of and for the fiscal year ended December 31, 1996 in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP").

                      (ii) The Fel-Pro Group September 30, 1997 financial statements are the unaudited internal monthly statements of the Companies, the

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                  Included Entities and the Excluded Entities. The Fel-Pro Group
                  September 30, 1997 financial statements present fairly, in all material respects, the combined financial position of the Companies, Included Entities and Excluded Entities as of and for the nine-month period ended September 30, 1997 in accordance with GAAP, except for the absence of required footnote disclosure and customary year-end adjustments and expense reclassifications.

                  (b) Except as set forth on SECTION 2.6(B) OF THE DISCLOSURE SCHEDULE, as of September 30, 1997, none of the Companies or Included Entities had any material liabilities or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due (collectively, "LIABILITIES" and individually, a "LIABILITY") which were required by GAAP to be reflected in financial statements and that were not reflected or reserved against in the balance sheet of the Fel-Pro Group as of September 30, 1997. Since September 30, 1997, none of the Companies or Included Entities has incurred any material Liability that would be required by GAAP to be reflected in the financial statements of the Fel-Pro Group except Liabilities that were incurred in the usual and ordinary course of business consistent with past practice.

                  (c) Either (x) the Bank Debt and all other indebtedness for borrowed money of any of the Companies or Included Entities shall be satisfied in full (i) by the Sellers or (ii) by the Companies or Included Entities, but only out of cash held by any such Company or Included Entity on or prior to the Closing, or (y) the principal amount of the Bank Debt and such other indebtedness outstanding as of the Closing shall have been included in the Debt Amount, but only if the prepayment thereof is permitted without premium or penalty.

        SECTION 2.7 BUSINESS SINCE SEPTEMBER 30, 1997. Except as disclosed in
SECTION 2.7 OF THE DISCLOSURE SCHEDULE and except as specifically contemplated by this Agreement, since September 30, 1997 each of the Companies and the Included Entities has conducted its businesses and operations only in the ordinary and usual course in substantially the same manner as theretofore conducted and has not undergone or suffered any change in its condition (financial or otherwise), properties, liabilities or operations which has been, in any case or in the aggregate, materially adverse to the Companies and Included Entities, taken as a whole. For purposes of this Agreement, no change shall be considered to be "materially adverse" if such change is primarily the result of this Agreement or the transactions contemplated hereby or the announcement thereof, the filing of additional lawsuits or actions relating to asbestos fibers in products manufactured or sold by any Company or Included Entity or any action permitted by the last sentence of SECTION 4.6(A) hereof.

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     SECTION  2.8  COMPLIANCE  WITH  LAW;  LITIGATION;  INJUNCTIONS.  (i) None
of the Companies nor any Included Entity is in violation of any law, rule, regulation, order, judgment or decree applicable to it, except (A) as set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE and (B) for violations the existence of which and cost of remedying would not have a Material Adverse Effect. Except for the matters set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE (as to which no representation or warranty is made), (ii) there is no action, suit, claim or other proceeding or investigation (each, a "PROCEEDING") pending or, to Sellers' knowledge, threatened against any of the Companies or Included Entities, at law or in equity, before any federal, state or municipal court, governmental administrative or regulatory agency or arbitrator which, if, adversely determined, would result in a Liability for any Company or Included Entity in excess of $250,000, and (ii) none of the Companies nor any Included Entity, or any of their respective assets, properties or businesses, is a party to, or subject to or bound by, any order, injunction or decree of any court or governmental authority which has a Material Adverse Effect.

          (a) Except as set forth on SECTION 2.8 OF THE DISCLOSURE SCHEDULE, since January 1, 1997, none of the Companies or Included Entities has received any written notice in any form from a governmental, administrative or regulatory authority (including any citations, notices of violations, complaints, consent orders or inspection reports) alleging that any of the Companies or Included Entities was not at the time of such notice or is not currently in compliance, in all material respects, with all applicable Permits, laws, rules, regulations, judgments or decrees.

     SECTION 2.9 CONTRACTS AND AGREEMENTS;  DEFAULTS.  Set forth in Part A of
SECTION 2.9 OF THE DISCLOSURE SCHEDULE is a list, as of the date of this Agreement, of (i) all outstanding mortgages, indentures, notes, installment obligations or other contracts or instruments to which any of the Companies or Included Entities is a party evidencing or providing for any borrowing of money by any of the Companies or Included Entities (except as such borrowings relate to intercompany payables or intercompany receivables), (ii) all outstanding guaranties by any of the Companies or Included Entities of any obligation of another Person for borrowings, excluding endorsements made for collection in the ordinary course of business, (iii) all outstanding contracts containing non-competition covenants of any of the Companies or Included Entities, (iv) all outstanding leases to which any of the Companies or Included Entities is a party involving obligations of more than $100,000 per annum and (v) each other outstanding contract to which any of the Companies or Included Entities is a party which was not entered into in the ordinary course of business or which requires or is likely to require the payment by any of the Companies or Included Entities in any future 12-month period of an amount, or requires any of the Companies or Included Entities to provide in any future 12-month period goods or services having a fair market value or aggregate sales price, of more than $250,000. Except as set forth in Part B of SECTION 2.9 OF THE DISCLOSURE SCHEDULE or for such breaches, defaults or events as have not had and are not reasonably likely to have a

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Material Adverse Effect, (x) none of the Companies, Included Entities nor, to the knowledge of Sellers, any other party to any contract to which any of the Companies or Included Entities is a party is in breach of or default under any such contract, (y) no event has occurred which would (or which would after notice or lapse of time or both) become a breach or default by any of the Companies or Included Entities under any such contract, and (z) no event has occurred which would (or which would after notice or lapse of time or both) entitle any other party thereto to cancel or terminate any such contract.

     SECTION 2.10 AFFILIATED TRANSACTIONS. SECTION 2.10 OF THE DISCLOSURE SCHEDULE sets forth a complete and accurate list of all agreements, commitments, undertakings, leases, mortgages, notes or other contract or instruments, to which any of the Sellers or any Affiliate of any Seller (including, without limitation, the Excluded Entities, but excluding any of the Companies or Included Entities), on the one hand, and any of the Companies or Included Entities, on the other hand, is a party.

     SECTION 2.11     EMPLOYEE BENEFITS.

          (a) Except as set forth in SECTION 2.11(A) OF THE DISCLOSURE SCHEDULE, the Companies and Included Entities do not maintain or contribute to, or have any obligation to contribute to, or have any liability with respect to, any plan, program, arrangement, agreement or commitment that is an employment, consulting, severance or deferred compensation or change in control agreement, or an executive compensation, incentive bonus, pension, stock purchase, profit sharing, severance pay, life, health, disability, accident, medical insurance, vacation, or other material employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in section 3(3) of ERISA (collectively, the "BENEFIT PLANS").

         (b) The Companies and Included Entities have made available to the Buyer true and complete copies of each of the Benefit Plans and related trust agreements and/or insurance contracts, if any, and all summary plan descriptions related thereto, as they have been amended as of the date hereof, and the two most recent Forms 5500, including financial statements and actuarial valuations, filed with the IRS with respect to each of the Benefit Plans.

         (c) For purposes of this SECTION 2.11, "SELLER GROUP PLAN" means each "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) subject to Title IV of ERISA (i) that is maintained, sponsored or contributed to by the Companies or Included Entities or by any other person or entity that is considered a single employer with the Companies or Included Entities for purposes of Title IV of ERISA or section 414 of the Internal Revenue Code of 1986, as amended (the "CODE") (the "SELLER GROUP"), (ii) or with respect to which any member of the Seller Group may incur liability under Title

IV of ERISA. No Seller Group Plan is a Multiemployer Plan (within the meaning of
Section 3(37)(A) of ERISA) subject to ERISA.

                  (d) With respect to each Seller Group Plan:

                           (i) no such plan has been terminated so as to result,
                  directly or indirectly, in any liability, contingent or otherwise, of any member of the Seller Group under Title IV of ERISA;

                           (ii) no complete or partial withdrawal from such plan
                  has been made by a member of the Seller Group, or by any other person, so as to result in a liability to a member of the Seller Group, whether such liability is contingent or otherwise;

                           (iii) no proceeding has been initiated by any person
                  (including the PBGC) to terminate any such plan or to appoint a trustee for any such plan;

                           (iv) no condition or event currently exists or
                  currently is expected to occur that could result, directly or indirectly, in any liability of any member of the Seller Group under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan;

                           (v) if any such plan were to be terminated as of the
                  Closing Date, no member of the Seller Group would incur, directly or indirectly, any liability under Title IV of ERISA;

                           (vi) no "reportable event" (as defined in section
                  4043 of ERISA) has occurred with respect to any such plan;

                           (vii) no such plan which is subject to section 302 of
                  ERISA or section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code, respectively), whether or not waived; and

                           (viii) the transactions contemplated hereby will not
                  result in any event described in section 4062(e) of ERISA.

                  (e) Except as described in SECTION 2.11(E) OF THE DISCLOSURE SCHEDULE, no event has occurred in connection with which the Companies or Included Entities could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Benefit Plan, including, without limitation, sections 406, 409, 502(i) or 4069 of ERISA, or sections 4971, 4975 or 4976 of the Code. Each Benefit

Plan is in compliance, in all material respects, with its terms, including, but not limited to, the payment provisions thereof, except as otherwise required by law, and is in compliance, in all material respects, with all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

                  (f) Except as set forth in SECTION 2.11(F) OF THE DISCLOSURE SCHEDULE, each Benefit Plan which is an "employee pension benefit plan" (as defined in section 3(2) of ERISA) and intended to qualify under section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under section 501(a) of the Code and, to the knowledge of the Sellers, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption.

                  (g) With respect to each Benefit Plan, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Sellers, threatened, with respect to such Benefit Plan or against the assets of such Benefit Plan which, if adversely determined, would result in a Liability for any Company, Included Entity or Benefit Plan in excess of $250,000.

                  (h) Except as disclosed in SECTION 2.11(H) OF THE DISCLOSURE SCHEDULE, the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee or former employee of any of the Companies or Included Entities to severance pay or unemployment compensation, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit or (iv) reasonably be expected to result in any "excess parachute payment" under section 280G of the Code.

                  (i) Except as disclosed in SECTION 2.11(I) OF THE DISCLOSURE SCHEDULE, there is no announced plan or commitment (whether or not legally binding) to create any additional Benefit Plans or to amend or modify any existing Benefit Plan. Except as disclosed in Section 2.11(i) of the Disclosure Schedule, neither any Seller, nor any member of the Seller Group, has any liability with respect to or in connection with providing post-employment health and welfare benefits to any current or former employees, except as required under section 4980B of the Code or state continuation of coverage laws.

     SECTION 2.12   LABOR MATTERS.

         (a) Except as set forth in SECTION 2.12(A) OF THE DISCLOSURE SCHEDULE, there are no collective bargaining agreements or other contracts between any of the Companies or Included Entities and any union or other employee organizations. Except as set forth in SECTION 2.12(A) OF THE DISCLOSURE SCHEDULE, there is no organizing activity involving any Company or any Included Entity pending or, to the knowledge of the Sellers, threatened by any labor organization or group or employees of the Company.

         (b) Except as set forth in SECTION 2.12(B) OF THE DISCLOSURE SCHEDULE, none of the Companies or Included Entities has any written or unwritten employment agreements or contracts, between such Company or Included Entity on the one hand and any executives, managers, employees, or consultants on the other hand.

         (c) Except as set forth in SECTION 2.12(C) OF THE DISCLOSURE SCHEDULE, there are no complaints, charges or claims against any of the Companies or Included Entities pending or, to the knowledge of the Sellers, threatened to be brought by or filed with any governmental, administrative or regulatory authority based on, arising out of, in connection with or otherwise relating to the employment by any of the Companies or Included Entities of any individual, including individuals classified by the Companies or Included Entities as independent contractors or "leased employees" (within the meaning of section 414(n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation, which, if adversely determined, would result in a Liability for any Company or Included Entity in excess of $250,000.

         (d) Except as set forth in SECTION 2.12(D) OF THE DISCLOSURE SCHEDULE, each of the Companies and Included Entities is in compliance, in all material respects, with all laws, rules and regulations, (including any legal obligation to engage in affirmative action) relating to the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of section 414(n) of the Code) including all such laws, rules and regulations relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, safety and health, workers' compensation and pay equity.

         (e) Except as set forth in SECTION 2.12(E) OF THE DISCLOSURE SCHEDULE, no representation, election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Sellers, threatened against, involving or affecting any of the Companies or Included Entities.

         (f) Except as set forth in SECTION 2.12(F) OF THE DISCLOSURE SCHEDULE, no individual has been treated by any of the Companies or Included Entities as a "leased employee" (within the meaning of section 414(n) of the Code).

         SECTION 2.13 TAXES. Except as set forth on SECTION 2.13 OF THE DISCLOSURE SCHEDULE:

                  (A)      GENERAL REPRESENTATIONS.

                           (i) FILING OF RETURNS. Each of the Companies have
                  duly and timely filed each material Tax Return required to be filed with any Tax Authority (or has timely and properly filed valid extensions of time with respect to the filing thereof) and Sellers or Sellers' Affiliates have duly and timely filed each material Tax Return required to be filed with any Tax Authority by Sellers or Sellers' Affiliates which include or are based upon the assets, operations, ownership or activities of any of the Companies or Included Entities, including any consolidated, combined, unitary, fiscal unity or similar Tax Return which includes or is based upon the assets, operations, ownership or activities of any of the Companies or Included Entities (or Sellers or Sellers' Affiliates have timely and properly filed valid extensions of time with respect to the filing thereof). Such Tax Returns were correct and complete in all material respects. Except as disclosed on SECTION 2.13
                  (A)(I) OF THE DISCLOSURE SCHEDULE, to the knowledge of Sellers, there is no investigation or other proceeding pending or threatened by any Tax Authority for any jurisdiction where any of the Companies or Included Entities do not file Tax Returns with respect to a given Tax that may lead to an assertion by such Tax Authority that any of the Companies or Included Entities is or may be subject in a given Tax in such jurisdiction.

                           (ii) PAYMENT OF TAXES. The Companies and the Included
                  Entities (or Sellers or Sellers' Affiliates on behalf of the Companies or Included Entities) have paid all Taxes shown to be due on all Tax Returns filed prior to the date hereof with respect to the assets, ownership, operations and activities of the Companies and the Included Entities.

                           (iii) TAX OWNERSHIP. Except as disclosed in SECTION
                  2.13(A)(III) OF THE DISCLOSURE SCHEDULE, each asset with respect to which any of the Companies or Included Entities claim depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such Company or Included Entity under Applicable Tax Law.

                           (iv) RULINGS. Except as disclosed in SECTION
                  2.13(A)(IV) OF THE DISCLOSURE Schedule, there are no outstanding rulings of or requests for rulings with any Tax Authority expressly addressed to any of the Companies or Included Entities (or to an Affiliate of any Company or Included Entity) that are, or if issued would be, binding upon the Companies for any Post-Closing Period.

                           (v) CLOSING AGREEMENTS. Except as disclosed in
                  SECTION 2.13(A)(V) OF THE DISCLOSURE SCHEDULE, none of the Companies or Included Entities (or Sellers or Sellers' Affiliates with respect to any of the Companies or Included Entities) has, in a manner that would be binding on any of the Companies or for any Post-Closing Period, (A) executed, become subject to or entered into any closing agreement pursuant to section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Applicable Tax Law,
                  (B) agreed to any extension of time with respect to the filing of any Tax Return of any of the Companies or Included Entities (including any Tax Return which includes or is based upon their respective assets, ownership, operations or activities), the payment of any Taxes of any of the Companies or Included Entities, or any limitation period regarding the assessment of any such Taxes or (C) received approval to make or agreed to a change in accounting method or has any application pending with any Tax Authority requesting permission for any such change.

                           (vi) GAIN RECOGNITION. Except as disclosed in SECTION
                  2.13(A)(VI) OF THE DISCLOSURE SCHEDULE, no item of income or gain reported for financial purposes in any Pre-Closing Period is required to be included in taxable income for a Post-Closing Period.

                           (vii) TAX EXEMPT FINANCING, ETC. None of the assets
                  of the Companies or the Included Entities is (A) required to be or are being depreciated under the alternative depreciation system under section 168(g)(2) of the Code, or (B) is subject to section 168(f) of the Code. None of the assets of the Companies or the Included Entities are property which the Purchaser or the companies will be required to treat as "tax exempt use property" within the meaning of section 168(h)(1) of the Code. Except as disclosed on SECTION 2.13(A)(VII) OF THE DISCLOSURE SCHEDULE, no "industrial development bonds" within the meaning of section 103 of the United States Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the United States Tax Reform Act of 1986, "private activity bonds" within the meaning of section 141 of the Code or other tax exempt financing which have been used to finance assets of the Companies whether leased or owned.

                           (viii) INTANGIBLE ELECTIONS. Except as set forth in
                  SECTION 2.13(A)(VIII) OF THE DISCLOSURE SCHEDULE, no Company has made or is bound by any election under section 197 of the Code.

                           (ix) ELIGIBILITY OF MERIDIAN PARTS CORPORATION UNDER
                  SECTION 338(H)(10). The Sellers are eligible to make the 338 Election.

                  (b) Definitions. For purposes of this Section 2.13, the following capitalized terms shall be given the meanings set forth below.

                           (i) "APPLICABLE TAX LAW" shall mean any law of any
                  nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws.

                           (ii) "POST-CLOSING PERIOD" shall mean, (A) with
                  respect to any of the Companies or any of the Included Entities which are classified as partnerships under the Code, any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date; and (B) with respect to any of the Companies or any of the Included Entities which are classified as S Corporations under the Code, any Tax Period commencing on the Closing Date and the portion of any Straddle Period commencing on the Closing Date.

                           (iii) "PRE-CLOSING PERIOD" shall mean, (A) with
                  respect to any of the Companies or any of the Included Entities which are classified as partnerships under the Code, any Tax Period ending on the Closing Date and the portion of any Straddle Period ending on the Closing Date; and (B) with respect to any of the Companies or any of the Included Entities which are classified as S Corporations under the Code, any Tax Period ending before the Closing Date and any portion of any Straddle Period ending before the Closing Date.

                           (iv) "STRADDLE PERIOD" shall mean, with respect to
                  any Company, any Tax Period that begins before and ends on or after the Closing Date.

                           (v) "TAX" or "TAXES" shall mean any income,
                  corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by Applicable Tax Law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

                           (vi) "TAX AUTHORITY" shall mean, with respect to any
                  Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

                           (vii) "TAX BENEFIT" shall mean the present value of
                  any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, whichever is later, (A) using the Tax rate applicable to the highest level of income with respect to such Tax under the Applicable Tax Law on such date, and (B) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the U.S. Code or other Applicable Tax Law. Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

                           (viii) "TAX PERIOD" shall mean, with respect to any
                  Tax, the period for which the tax is reported as provided under Applicable Tax Laws.

                           (ix) "TAX RETURN" shall mean, with respect to any
                  Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the Applicable Tax Law in respect of such Tax, any claims for refund or Taxes paid, and any amendment or supplements to any of the foregoing.

     SECTION 2.14 PERMITS. Except as set forth in SECTION 2.14 OF THE DISCLOSURE SCHEDULE or as would not have a Material Adverse Effect, (i) all Permits that are presently required for the operation of the businesses conducted by each of the Companies and the Included Entities as presently conducted, have been duly obtained by the relevant Company or Included Entity and are in full force and effect and will remain in full force and effect following consummation of the transactions contemplated hereby and (ii) the Companies and Included Entities are in compliance with all such Permits. No Proceeding to modify, suspend, terminate or otherwise limit any such Permit that is material to the businesses of the Companies and the Included Entities is pending or, to the knowledge of Sellers, threatened.

     SECTION 2.15 TITLE. Each of the Companies and Included Entities, has good title to each item of tangible personal property owned by such Company or Included Entity, free and clear of all Liens except Permitted Liens and Liens described in SECTION 2.15 OF THE DISCLOSURE SCHEDULE. The real property and tangible personal property owned or leased by the Companies and the Included Entities includes all real property and tangible personal property necessary for the conduct of the businesses and operations as currently conducted by the Companies and the Included Entities.

     SECTION 2.16 CONDITION OF ASSETS. Except as set forth in SECTION 2.16 OF THE DISCLOSURE SCHEDULE, all material items of tangible personal property of the Companies and Included Entities currently used in their businesses or operations is in all material respects in working condition, reasonable wear and tear and loss due to normal operations, excepted.

     SECTION 2.17   ENVIRONMENTAL.

            (a) Compliance with Environmental Requirements. To the knowledge of the Sellers, except as set forth in SECTION 2.17(A) OF
THE DISCLOSURE SCHEDULE, the Companies and Included Entities are in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution or protection of the environment or human health ("ENVIRONMENTAL REQUIREMENTS"), with respect to which the failure to comply would have a Material Adverse Effect.

            (b) No Hazardous Wastes. To the knowledge of Sellers, except as set forth in SECTION 2.17(B) OF THE DISCLOSURE SCHEDULE, the Companies and the Included Entities have never generated, transported, treated, stored, or disposed of any Hazardous Materials at any site, location or facility in material violation of any Environmental Requirements, except where such a violation would not have a Material Adverse Effect, and no such Hazardous Materials are present on, in or under any real property owned or used by the Companies and the Included Entities in violation of any Environmental Requirement, except where the presence of such Hazardous Materials would not have a

Material Adverse Effect. For purposes of this Agreement, "HAZARDOUS
MATERIALS" shall mean any pollutants or contaminants or hazardous or toxic substances, wastes or materials including petroleum products, PCBs and asbestos defined as such or governed by any applicable Environmental Requirement.

            (c) No Actions or Proceedings. The Companies and the Included Entities have not been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action or material liability relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property owned or used by the Companies or the Included Entities or any Hazardous Materials released or sent to off-site locations, which would have a Material Adverse Effect and, other than as set forth in SECTION 2.17(C) OF THE DISCLOSURE SCHEDULE, to the knowledge of the Sellers, (i) there is no reasonable basis for any such notice or action; and
(ii) there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to protection of the environment which would have a Material Adverse Effect.

     SECTION 2.18 REAL PROPERTY. Each Company or Included Entity has good and marketable fee simple title to all of the real property listed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE under its name (collectively, the "OWNED REAL PROPERTY"), and has valid leasehold interests in all of the real property which it holds under the leases described in SECTION 2.18 OF THE DISCLOSURE SCHEDULE under its name (collectively, the "LEASED REAL PROPERTY"; and together with the Owned Real Property, the "REAL PROPERTY"), in each case free and clear of all Liens, except for Liens listed in SECTION 2.18 OF THE DISCLOSURE SCHEDULE and Permitted Liens. The Owned Real Property and the Leased Real Property, together, constitute all real properties used or occupied by the Companies or Included Entities in connection with their businesses and operations. SECTION 2.18 OF THE DISCLOSURE SCHEDULE includes a correct and complete list, and a brief description of all real estate in which the Companies or Included Entities have an ownership interest and accurately reflects the status of title to the subject real estate as of the date hereof. SECTION 2.18 OF THE DISCLOSURE SCHEDULE includes a correct and complete list, and a brief description of all real estate leased to the Companies or Included Entities and leased by the Companies or Included Entities, and all improvements thereon. With respect to the Real
Property:

          (a) Easements. The applicable Company or Included Entity has all material easements and rights necessary to conduct its businesses and operations;

          (b) Condemnation. No material portion of any parcel thereof is subject to any pending or, to the knowledge of the Sellers, threatened condemnation proceeding or proceeding by any public authority;

            (c) Subleases. Except for the leases described in SECTION 2.18(C) OF THE DISCLOSURE SCHEDULE, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person or Persons (other than the Companies or Included Entities) the right of use or occupancy of any portion of any parcel of the Real Property;

            (d) Options. There are no outstanding options or rights of first refusal to purchase any parcel of the Owned Real Property or any parcel of the Leased Real Property leased from an Affiliate of any Company, or any portion thereof or interest therein;

            (e) Possession. There are no parties (other than the Companies or Included Entities) in possession of any parcel of Real Property, other than tenants under any leases of the Real Property who are in possession of space to which they are entitled, and the applicable Company or Included Entity enjoys peaceful and undisturbed possession under all leases for Leased Real Property;

            (f) Utilities. All facilities located on each parcel of Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water and telephone, all of which services are adequate for the operation of such facilities as presently conducted by the applicable Company or Included Entity and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of the Real Property; and

            (g) Access. Each parcel of Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of Real Property.

     SECTION 2.19 INTELLECTUAL PROPERTY. SECTION 2.19 OF THE DISCLOSURE SCHEDULE contains a complete and correct list of all registered trademarks and servicemarks owned by any Company or Included Entity and all patents, pending patent applications and applications for the registration of other trademarks or servicemarks owned or filed by any Company or Included Entity. SECTION 2.19 OF THE DISCLOSURE SCHEDULE also contains (a) a complete and correct list of all material trade or corporate names used by any Company or Included Entity, (b) a complete and correct list of all material licenses and other rights granted by any Company or Included Entity to any third party with respect to Proprietary Rights and (c) a complete and correct list of all material licenses and other rights granted by any third party with respect to Proprietary Rights to any Company or Included Entity, excluding commercially available software. Except as set forth in SECTION 2.19 OF THE DISCLOSURE SCHEDULE, the applicable Company or Included Entity has a valid right to use all of its registered and unregistered trademarks and servicemarks and other Proprietary Rights material to the operation of its business as presently conducted. Except as set forth in SECTION 2.19 OF THE DISCLOSURE SCHEDULE, (A) none of the Companies, Included Entities nor any agent of the Companies or Included Entities has received any written notice of an allegation or claim of any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights or products processes and services, which are material to the operation of the business as presently conducted, and
(B) no Company or Included Entity has infringed, misappropriated or otherwise violated any Proprietary Rights of any third party, which would have a Material Adverse Effect.

     SECTION 2.20 INSURANCE POLICIES. Set forth on SECTION 2.20 OF THE DISCLOSURE SCHEDULE is a correct and complete list (specifying the insurer, the policy number or covering note number with respect to binders) of insurance policies, binders, contracts or instruments (collectively, the "POLICIES") to which any of the Companies or Included Entities is a party or by which any of their assets are covered by property, fire, liability, product liability, workmen's compensation, vehicular, crime, fiduciary, builders' risk, title and other insurance. True and complete copies all of such Policies have been or, at Closing, will be provided to Buyer. Except as set forth in SECTION 2.20 OF THE DISCLOSURE SCHEDULE, all such Policies are in full force and effect in accordance with their respective terms and will remain in full force and effect after the Closing. Except as set forth on SECTION 2.20 OF THE DISCLOSURE SCHEDULE, none of Sellers, the Companies or the Included Entities has received any notice that any of the Companies or Included Entities is in default with respect to any provision of any such policies, binders, contracts or instruments. Except as set forth on SECTION 2.20 OF THE DISCLOSURE SCHEDULE, none of the Companies or Included Entities has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such Policies so as to jeopardize full recovery under such Policies.

     SECTION 2.21 BROKERS. Except for Donaldson, Lufkin & Jenrette Securities Corporation and The Beacon Group, the fees of whom will be the sole responsibility of Sellers, none of the Sellers, the Companies, the Included Entities nor any of their respective directors, officers, employees or Affiliates has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     SECTION 2.22 ACCOUNTS RECEIVABLE AND INVENTORY. The accounts receivable shown on the balance sheet at September 30, 1997 contained in the Financial Statements, or recorded by any of the Companies or Included Entities subsequent to the date of such balance sheet, except to the extent thereafter collected or written-off in the ordinary course of business and consistent with past practices, are bona fide accounts receivable created in the ordinary course of business, and each of such accounts receivable exists without setoff, is not the subject of a pledge or assignment to secure debt and is free of any and all Liens. The Company and included Entities have good and sufficient title to the inventory owned by them, free and clear of Liens, other than Permitted Liens.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Subject to SECTION 10.1, Buyer hereby represents and warrants to each Seller as of the date hereof as follows:

     SECTION 3.1 INCORPORAION OF BUYER. F-M is a Michigan corporation validly existing as a corporation in good standing under the laws of the State of Michigan.

     SECTION 3.2 AUTHORITY, BINDING EFFECT. Buyer has the corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for hereby, and all corporate action of Buyer necessary for the making and performance of this Agreement by Buyer has been duly taken. The execution, delivery and performance by Buyer of this Agreement do not and will not (i)(A) contravene any provisions of the Charter Documents of Buyer, (B) with or without the giving of notice or the passage of time or both, result in any breach by Buyer of, or default or permitted or required acceleration of performance by Buyer under, or the creation of any Lien upon any of Buyer's assets, or the creation in favor of any third party of any right of termination of, any mortgage, indenture, contract, agreement or other instrument to which Buyer is a party or (C) assuming that the Governmental Actions/Filings referred to in this SECTION 3.2 below are obtained or made, result in any violation by Buyer of any law, rule or regulation applicable to Buyer, or any Permit except, with respect to sub-clauses (B) and (C), for such violations, breaches or defaults as would not in the aggregate (x) result in the imposition of any liability on Seller, or (y) prevent Buyer from consummating its purchase of the Equity Interests as contemplated by this Agreement (clause (x) or (y), a "BUYER ADVERSE EFFECT"),
(ii) result in any violation by Buyer of any judgment, injunction or decree of any court or governmental authority applicable to Buyer or (iii) require any Governmental Action/Filing to be made or obtained by Buyer except (A) in connection or in compliance with the HSR Act, (B) any federal, state or local Tax filings and (C) any other Governmental Actions/Filings the failure to make or obtain would not in the aggregate have a Buyer Adverse Effect. Buyer is not a party to, nor subject to or bound by, any Judgment injunction or decree of any court or governmental authority which may prevent Buyer from consummating its purchase of the Equity Interests as contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer.

This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     SECTION 3.3 ACQUISTITION OF EQUITY INTERESTS FOR INVESTMENT. Buyer is acquiring the Equity Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any applicable securities laws, nor with any present intention of publicly distributing or selling the Equity Interests in violation of any applicable securities laws. Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the United States Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state securities laws.

     SECTION 3.4 BROKERS. Except for Morgan Stanley & Co. Incorporated, the fees of which will be the sole responsibility of Buyer, neither Buyer, nor any director, officer, employee or Affiliate thereof, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     SECTION 3.5 BUYER FINANCING. Buyer will have at the Closing sufficient funds to enable it to pay the Purchase Price and to perform its obligations hereunder.

     SECTION 3.6 CAPITALIZATION.

     (a) The authorized capital stock of F-M consists of 60,000,000 shares of F-M Common Stock and 5,000,000 shares of preferred stock ("F-M PREFERRED STOCK"). As of January 5, 1998, 40,202,603 shares of F-M Common Stock and 773,351 shares of F-M Preferred Stock were issued and outstanding. As of January 5, 1998, F-M was obligated to issue 14,929,200 shares of F-M Common Stock upon exercise or conversion of outstanding options, warrants and other convertible securities. F-M has no other obligations to issue shares of F-M Common Stock or F-M Preferred Stock. The Buyer has previously made available to the Sellers' Representatives correct and complete copies of the Charter Documents of F-M.

     (b) The F-M Exchangeable Preferred Stock has been duly authorized by all necessary actions of F-M (other than the filing of the Certificate of Designations with the Secretary of State of the State of Michigan), and, upon issuance, will be validly issued, fully paid and nonassessable, free and clear of all Liens, except (i) as created by this

Agreement and (ii) for restrictions on transfer pursuant to the Securities Act and applicable state securities laws.

     SECTION 3.7 SEC FILINGS. Since December 31, 1996, F-M has filed all forms, reports and documents required to be filed with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "BUYER SEC REPORTS"). As of their respective dates, the Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.8 SEC PROCEEDINGS. There are no Proceedings pending, or to F-M's knowledge threatened, against F-M before the SEC. No stop order suspending the effectiveness of any registration statement filed with the SEC with respect to the F-M Common Stock is in effect and no Proceedings for such purpose are pending or, to F-M's knowledge, threatened by the SEC.

     SECTION 3.9 FINANCIAL STATEMENTS. Each of the audited financial statements and each of the unaudited financial statements (including, in each case, any related notes thereto), contained in the Buyer SEC Reports fairly presents in all material respects the financial condition and results of operations of F-M and its Subsidiaries as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP, except as may be indicated in the notes thereto and except that the unaudited interim financial statements were or are subject to normal year-end adjustments in accordance with GAAP.

     SECTION 3.10 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, there has not been any material adverse change in the condition (financial or otherwise), properties, liabilities or operations of F-M and its Subsidiaries, taken as a whole.

                                    ARTICLE 4

                                    COVENANTS

     SECTION 4.1 ACCESS; CONFIDENTIALITY

         (a) At the reasonable request of Buyer, and upon reasonable advance notice, Sellers shall from time to time prior to the Closing give or cause to be given to the officers, employees, accountants, counsel and other authorized representatives of Buyer (collectively, "BUYER'S REPRESENTATIVES") access during normal business hours to any and all premises, properties, files, books, records, documents and other information of the Companies and Included Entities.

         (b) The provisions of the confidentiality agreement, dated October 1, 1997 between Fel-Pro Incorporated and F-M (the "CONFIDENTIALITY AGREEMENT"), shall survive the execution of this Agreement and shall apply with respect to all information made available to Buyer's Representatives pursuant to this
SECTION 4.1.

    SECTION 4.2 NOTICE OF PROCEEDINGS; AGREEMENT TO DEFEND

         (a) Each party to this Agreement will notify the other promptly in writing upon (i) such party's becoming aware of any order, judgment or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint or threatened complaint seeking such an order, judgment or decree or (ii) such party's receiving any notice from any governmental authority of its intention (A) to institute a Proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

         (b) In the event any Person brings a Proceeding, which challenges the validity or legality of this Agreement or the transactions contemplated by this Agreement or any instrument or document contemplated hereby, the parties hereto agree to consult and to cooperate with each other and use all reasonable efforts to defend against such Proceeding and, in the event an injunction or other order is issued in connection with any of the foregoing, to use all reasonable efforts to have such injunction lifted or such order set aside so that the transactions contemplated by this Agreement and the instruments and documents contemplated hereby may proceed.

         SECTION 4.3 CONSUMMATION OF AGREEMENT. Subject to the provisions of
SECTION 8.1 of this Agreement, each party hereto shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall obligate Buyer to consent or agree to take any action (or to permit Sellers or any of the Companies or Included Entities to take any action), requested or required by any Person, involving the making of arrangements for or effecting any sale or disposition of, or holding separate, any assets or any properties of Buyer or any of its Affiliates or any of the Companies or Included Entities or the imposition of any limitation on the conduct by Buyer or the Companies or Included Entities of any of their respective businesses or operations.

         SECTION 4.4 CONSENTS AND FILINGS; HSR ACT. Each of the parties hereto shall (and shall cause its Affiliates to) use all reasonable efforts to obtain or make, as the case may be, as soon as possible, all Governmental Actions/Filings as may be required to be obtained or made, as the case may be, by it (and/or any of its Affiliates) in order to enable such party (and/or any of its Affiliates) to perform its obligations under this Agreement. Within 10 business days after the date of this Agreement, Buyer and Seller shall each file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") their respective filings and any other required submissions under the HSR Act. Without limiting the generality of the preceding sentence, Buyer and Seller shall promptly file or cause to be filed any additional documents with the FTC and the DOJ that are required to be filed by such parties and their Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby and shall comply in a timely manner with all requests for further information by the FTC or DOJ.

         SECTION 4.5 ANNOUNCEMENTS. Neither party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other party which shall not be unreasonably withheld, except as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by applicable law, regulation or stock exchange rules, in which case such party shall give notice to the other party in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use all reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         SECTION 4.6 CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE CLOSING

                  (a) Except as specifically contemplated by this Agreement and except as set forth in SECTION 4.6(A) OF THE DISCLOSURE SCHEDULE, during the period from the date of this Agreement to the Closing, Sellers shall cause each of the Companies and Included Entities to:

                   (1) carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with clients, suppliers, customers, distributors and others having business dealings with it, pay its obligations in accordance with its normal payment practices unless such obligations are being contested in good faith, maintain all assets other than those disposed of in the ordinary course of business in satisfactory repair and condition, maintain its books of account and records in the usual regular and ordinary manner, and preserve its good will; and

                   (2) promptly advise Buyer in writing of any change in its condition (financial or otherwise), properties, Liabilities, operations or prospects which is or may reasonably be expected to be materially adverse to it.

Nothing contained in this Agreement shall be deemed to limit in any way Sellers' ability to cause the Companies and Included Entities to make distributions of Excluded Assets to Sellers or any Affiliates of any Seller or incur indebtedness for borrowed money so long as the principal amount of such indebtedness outstanding as of the Closing has been included in the Debt Amount and prepayment thereof is permitted without premium or penalty.

              (b) Sellers shall ensure that Companies and the Included Entities will not, during the period from the date of this Agreement to the Closing, except as set forth in SECTION 4.6(A) OR (B) OF THE DISCLOSURE SCHEDULE or as specifically contemplated by this Agreement, without the prior written consent of Buyer:

                  (1) purchase, acquire, sell or lease any substantial properties or assets except in the ordinary course of business consistent with past practices;

                  (2) enter into any contract of employment with any employee (other than contracts terminable at will by the applicable Company or Included Entity without penalty) or make any loan to any employee, except travel advances to employees in the ordinary course of business;

                  (3) except in the ordinary course of business, as may be required by, or as a result of, applicable law, in order to replace or repair similar assets, or pursuant to contracts or commitments existing as of the date hereof, make (except pursuant to contracts or agreements existing on the date of this Agreement), or enter into any contract directly committing the Companies or Included Entities to make, any single capital expenditure in excess of $250,000 provided further that the aggregate of all capital expenditures shall not exceed $750,000;

                  (4) except as may be required by, or as a result of, applicable law or grant (except pursuant to contracts, agreements or benefit plans existing on the date of this Agreement) or agree to grant to any existing employee any material increase in the rates of salaries, compensation or other employment benefits of any class of employees of the Companies or Included Entities aggregating more than ten percent (10%) of the aggregate compensation of such employee as of the date hereof;

                  (5) except for borrowings under any credit facility or loan agreement existing on the date of this Agreement, which borrowings shall be satisfied in full by Sellers or by the Companies or Included Entities, but only out of cash held by any Company or Included Entity, on or prior to the Closing and the incurrence of indebtedness for borrowed money by any Company or Included Entity, which is repaid out of Excluded Assets or which remains outstanding as of the Closing so long as the principal amount of such indebtedness outstanding as of the Closing is included in the Debt Amount and prepayment thereof is permitted without premium or penalty, incur or guarantee any indebtedness for borrowed money (other than endorsements made for collection in the ordinary course of business).

                  (6)      amend any of its Charter Documents;

                  (7) acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization or division thereof;

                  (8) alter its outstanding capital stock, other equity interests or partnership structure, as the case may be, or declare, set aside, make or pay any dividend or other distribution (other than dividends or distributions of Excluded Assets) in respect of its capital stock, partnership interests or other equity interests, as the case may be, or purchase or redeem any shares of its capital stock, partnership interests or other equity interests, as the case may be;

                  (9) issue or sell any of its capital stock, partnership interests or other equity interests, as the case may be, or any options, warrants or other rights to purchase any such shares or interests or any securities convertible into or exchangeable for any such shares or interests;

                  (10) mortgage, pledge or subject to any Lien (other than Permitted Liens), any of its properties, other than in the ordinary course of business consistent with past practice;

                  (11) compromise, settle or otherwise adjust any material claim or litigation;

                  (12) make any change in its accounting procedures or practices unless mandated by generally accepted accounting principles;

                  (13) except as provided for in Section 9.1(g), adopt, enter into, amend in any material respect, announce any intention to adopt or terminate, any Benefit Plan or other employee benefit plan, program or arrangement of general applicability; or

                  (14)     agree to do any of the foregoing.


         SECTION 4.7 TAX COVENANTS.

               (a) Preparation and Filing of Tax Returns; Payment of Taxes. Between the date hereof and the Closing, Sellers shall cause the Companies and the Included Entities to prepare and file on or before the due date therefor all Tax Returns required to be filed by the Companies and the Included Entities (except for any Tax Return for which an extension has been granted as permitted hereunder) on or before the Closing, and shall pay, or cause the Companies and the Included Entities to pay, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available.

               (b) Notification of Tax Proceedings. Between the date hereof and the Closing, to the extent any Seller has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of any Company or Included Entity, Sellers shall provide prompt notice to Purchaser of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

               (c) Tax Elections, Waivers and Settlements. Sellers shall not, and shall cause each Company or Included Entity not to, take any of the following actions: (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) except as set forth on SECTION 4.7(C) OF THE DISCLOSURE SCHEDULE, enter into or amend any agreement or settlement with any Tax authority.

         SECTION 4.8 INTERCOMPANY ACCOUNTS. Sellers shall take all steps necessary such that (a) all indebtedness for borrowed money of any of the Companies or Included Entities are paid out of Excluded Assets or with the proceeds of indebtedness for borrowed money, the outstanding principal amount of which is included in the Debt Amount so long as prepayment thereof is permitted without premium or penalty and (b) all contracts between any Company or Included Entity and any Seller or any Affiliate of the Sellers (including, without limitation, the Excluded Entities but excluding the Companies and Included Entities) existing as of the Closing (other than the Chemical Lease) are canceled at or prior to the Closing without any consideration being paid in respect therefor.


                                    ARTICLE 5

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

         SECTION 5.1 SELLERS' CLOSING CONDITIONS. The obligations of Sellers under this Agreement to effect the Closing are, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to Sellers' obligations) by the Sellers' Representatives in their absolute discretion:

              (a)  Representations, Warranties, Covenants

                   (1)  The representations and warranties of Buyer contained in
ARTICLE 3 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein which shall be accurate in all material respects as of such date):

                   (2) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing; and

                   (3) Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed on behalf of Buyer to the effect that the conditions set forth in clauses (1) and (2) of this SECTION 5.1(A) have been satisfied.

         (b) Proceedings. No party to this Agreement shall be subject to any order, stay, injunction or decree of any court of competent jurisdiction or governmental, administrative or regulatory authority restraining or prohibiting the consummation of the transactions contemplated hereby.

         (c) Real Estate. At or prior to the Closing, Fel-Pro Chemical Products, L.P. ("CHEMICAL") shall have executed a real estate lease with Realty to lease the portion of the building currently leased by Chemical from Realty for a term of three years on market terms (the "CHEMICAL LEASE"), which lease shall be in a form reasonably acceptable to the Sellers.

         (d) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         (e) Certificate of Designations. The Certificate of Designations in substantially the form attached hereto as EXHIBIT E (the "CERTIFICATE OF DESIGNATIONS") shall have been duly filed with the Secretary of State of the State of Michigan.

         (f) Registration Agreement. F-M shall have executed and delivered to the Sellers' Representatives the Registration Agreement in the form attached hereto as EXHIBIT F (the "REGISTRATION AGREEMENT").


                                    ARTICLE 6

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         SECTION 6.1 BUYER'S CLOSING CONDITIONS. The obligations of Buyer under this Agreement to effect the Closing are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by Buyer in its absolute discretion:

               (a)    Representations, Warranties, Covenants.

                      (1) The representations and warranties of Sellers contained in ARTICLE 2 of this Agreement shall have been true and correct in all material respects as of the date hereof and, after taking into account all amendments and/or supplements to the Disclosure Schedule pursuant to SECTION 10.12(B) hereof, shall be true and correct in all material respects as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, which shall be accurate in all material respects as of such date);

                      (2) Sellers shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them at or prior to the Closing; and

                      (3) Sellers shall have furnished Buyer with a certificate, dated the Closing Date and duly executed on behalf of Sellers by the Sellers' Representatives, to the effect that the conditions set forth in clauses (1) and (2) of this SECTION 6.1(A) have been satisfied.

              (b) Proceedings. No party to this Agreement shall be subject to any law, rule or regulation or any order, stay, injunction or decree of any court of competent jurisdiction or governmental, administrative or regulatory authority, restraining or prohibiting the consummation of the transactions contemplated hereby.

              (c) Real Estate. At or prior to the Closing, Chemical shall have executed the Chemical Lease, which lease shall be in a form reasonably acceptable to the Buyer.

              (d) Consents. All consents of any governmental, administrative or regulatory authority required for the Sellers' consummation of the transactions contemplated by this Agreement shall have been made or obtained and all waiting periods specified under applicable laws, rules and regulations and all extensions thereof, the passing of which is necessary for such consummation, shall have passed.

              (e) Absence of Withholding Tax Liability. The Sellers agree to provide to the Buyer a certificate executed by each Seller that, as of the Closing Date, such Seller is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. If such certificate is not delivered to Buyer, Buyer shall be entitled to withhold 10% of the Purchase Price as required by Section 1445 of the Code.

              (f) Debt-Free. As of the Closing, none of the Companies or Included Entities shall have any outstanding indebtedness for borrowed money except for such indebtedness for borrowed money, the outstanding principal amount of which has been included in the Debt Amount and is prepayable without premium or penalty.

              (g) Registration Agreement. The Sellers that are to receive shares of Exchangeable Preferred Stock shall have executed and delivered to F-M the Registration Agreement.


                                    ARTICLE 7

                              TAX AND OTHER MATTERS

     SECTION 7.1 TAXES RELATED TO TRANSACTIONS. Notwithstanding anything to the contrary in this ARTICLE 7, Sellers shall be liable for and shall pay (i) any and all Taxes imposed on the Sellers arising in any way in connection with the transfer of the Equity Interests contemplated by SECTION 1.1; (ii) any taxes payable by the Sellers as partners or shareholders of the Companies or any of the Included Entities (including, without limitation, any shareholder level tax imposed upon the deemed asset sale and deemed liquidation of Meridian under Treasury Regulation ss.1.338(h)(10)-1); (iii) except for Taxes payable by Felt under Code Section 1363 (relating to LIFO recapture upon an S Election), any corporate level Taxes imposed upon any of the Companies or any of the Included Entities resulting from the transfer of the Equity Interests contemplated by
SECTION 1.1 (including, without limitation, (A) any corporate level Taxes imposed upon any of the Companies under Code Section 1374 resulting from the transfer of the Equity Interests contemplated by SECTION 1.1, and (B) any Taxes incurred under Treasury Regulation ss.1.338(h)(10)-1(e)(1) and 1.338(h)(10)-1(f) upon the deemed asset sale by Meridian); and (iv) any other transfer Taxes incurred in connection with the transactions contemplated hereby and Sellers shall indemnify, defend and hold Buyer harmless against any and all such Taxes.

     SECTION 7.2 ALLOCATION OF LIABILITY FOR TAXES.

         (a) Sellers Liable For Shareholder And Partner Level Taxes. Except as set forth in SECTION 7.2(C), Sellers shall be liable for, and shall indemnify, defend and hold Buyer harmless from and against, any and all Taxes imposed on items of income, loss, deduction or credit which are passed through to the Sellers, as shareholders or partners of any of the Companies or any of the Included Entities, for any time periods during which (i) any of the Companies or any of the Included Entities are classified as S Corporations or Partnerships for purposes of the Code and
     (ii) the Sellers are such shareholders or partners; including, without limitation, any and all Taxes imposed on items of income, loss, deduction or credit which are passed through to the Sellers, as shareholders or partners, under the provisions of

     Code Section 1366 (in the case of any "S corporation" (as such term is defined in Code Section 1361) hereinafter an "S Corporation")), or Code
     Section 702 (in the case of any partnership).

         (b) Sellers Liable For Installment Sale Obligation. Sellers shall be liable for, and shall indemnify, defend and hold Buyer harmless from and against, any income Taxes imposed on Felt (including, without limitation, any Taxes imposed under Code Sections 1374 and 453), relating to the installment sale of certain assets from Felt (or its affiliates or predecessors) to Fel-Pro Chemical Products L.P., Fel-Pro Specialty Sealing Products, L.P. and FP Diesel L.P. under the terms and conditions of the following promissory notes: (i) Amended and Restated Secured Promissory Note dated December 28, 1992 payable by Fel-Pro Chemical Products, L.P. to Fel-Pro Incorporated, (ii) Amended and Restated Secured Promissory Note dated December 28, 1992 payable by Fel-Pro Specialty Sealing Products LP to Fel-Pro Incorporated, and (iii) Amended and Restated Secured Promissory Note dated January 31, 1994 payable by FP Diesel LP (formerly Phillips) to Fel-Pro Incorporated.

         (c) Buyer Liable For Certain Corporate Level Taxes. Except for those corporate level Taxes expressly treated under SECTION 7.1 above and those corporate level Taxes allocated to Sellers under SECTIONS 7.2(B) or 7.7(D), Buyer shall be liable for, and shall indemnify, defend and hold Sellers harmless from and against, any Taxes imposed on any of the Companies or any of the Included Entities which are classified as corporations for U.S. Federal income tax proposes (including, without limitation, any Taxes payable by Felt under Code Section 1363 (relating to LIFO recapture upon an S Election)).

     SECTION 7.3 PRORATION OF TAXES

         (a) Method of Proration for Income Tax. Income Tax items shall be apportioned between the Pre-Closing Period and the Post-Closing Period based on a closing of the books and records of the relevant entity or entities as of the Closing Date (provided that depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis). Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax Items for any Straddle Period shall be apportioned between Pre-Closings Periods and Post-Closing Periods in accordance with U.S. Treasury Regulations Section 1.1362-3(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence.

         (b) No Contrary Elections. Seller and Buyer will not exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury

Regulation Section 1.1362-3(b)) to allocate Tax items in a manner inconsistent with SECTION 7.2(A) hereof.

     SECTION 7.4 PREPARATION AND FILING OF TAX RETURNS AND PAYMENT OF TAX.

         (a) Seller's Rights and Responsibilities. Sellers shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due: (i) any Income Tax Return that is required to include the operations, ownership, assets or activities of any Company or Included Entity for any period ending on or prior to the Closing Date, including, without limitation, (x) all final returns of any of the Companies or Included Entities which are S Corporations or partnerships for the periods beginning on the first day of the 1998 fiscal year through and including the Closing Date, and (y) all returns related to the deemed asset sale and deemed liquidation of Meridian under Treasury Regulation ss.1.338(h)(10)-1(e)(1), (2); and (ii) all Tax Returns for transfer taxes to be paid by Sellers pursuant to the terms hereof.

         (b) Buyer's Rights and Responsibilities. Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all other Tax Returns that are required to include the operations, ownership, assets or activities of any Company or Included Entity.

     SECTION 7.5 PARTNERSHIP ELECTIONS UNDER SECTION 754

         Sellers shall cause such Included Entities as are identified by the Buyer in writing prior to the Closing Date and which are classified as partnerships for federal income tax purposes to make elections under Section 754 of the Code.

     SECTION 7.6 TAX CONTROVERSIES; ASSISTANCE AND COOPERATION.

         (a) Notice. In the event any Income Tax Authority informs a Seller, on the one hand, or Buyer, on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Income Taxes with respect to which the other party may be liable, the party so informed shall promptly notify the other party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Income Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.

         (b) Consent to Settlement. Buyer and Sellers shall not agree to settle or permit the settlement of any Tax liability or compromise any claims with respect to Taxes, which settlement or compromise may affect the liability for Taxes (or right to tax benefit) of the other party, without such other party's consent. Neither Buyer nor the Sellers shall make, revoke or amend any Tax election or amend any Tax return of the other party, without such other party's consent which may affect the other party's liability for Taxes or right to tax benefit.

         (c) Assistance and Cooperation. Sellers, on the one hand, and Buyer and Company, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies or any Included Entity, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Company and available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof), of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

     SECTION 7.7 MERIDIAN SECTION 338 ELECTION.

         (a) With respect to the purchase and sale (the "MERIDIAN TRANSACTION") pursuant hereto of the capital stock of Meridian Parts Corporation ("MERIDIAN"), the Buyer and the Sellers shall make a timely election (i) under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code (the "338 ELECTION"), but pursuant to Section 230515(e)(3) of the California General Taxation Code will elect to not make a similar Section 338(h)(10) election for purposes of tax in the State of California. The Sellers shall take all actions reasonably requested by the Buyer (including, but not limited to, the preparation, completion and timely joint filing by the Buyer and the Sellers of Form 8023-A, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments reasonably requested by the Buyer) to effect a timely Section 338(h)((10) election in accordance with Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and the Buyer shall take all actions reasonably requested by the Sellers' Representatives to file any forms required by the California Franchise Tax Board to elect not to have Section 338(h)(10) applicable for California purposes, with respect to the Meridian Transaction. The Buyer and the Sellers shall report the Meridian Transaction consistent with the 338 Election and with the California election described above and shall take no position contrary thereto or inconsistent therewith in any tax return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise.

         (b) The portion of the Purchase Price allocated to the Meridian Transaction pursuant to the allocation of the Purchase Price pursuant to SECTION
1.2 that comprises the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated with respect to the Meridian Transaction in accordance with a schedule prepared by the Sellers' Representatives and the Buyer consistent with the methodology utilized to calculate the amount identified in Section 1.1(d) and otherwise in accordance with the requirements of the Code and the regulations thereunder. Such allocation shall, for federal tax purposes, be binding on Meridian, the Sellers and the Buyer. Meridian, the Sellers and the Buyer shall file their respective federal tax returns in accordance with such allocation and shall not take any position inconsistent with such allocation. Meridian, the Sellers and the Buyer shall file their respective California tax returns consistent with the election not to have Section 338(h)(10) apply. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and such dispute shall be settled or compromised by the Buyer, with the consent of the Sellers' Representative which consent shall not be unreasonably withheld. The Buyer shall cause Meridian to comply with this SECTION 7.7.

         (c) The Sellers shall, on a timely basis, prepare (in a manner consistent with prior practice and this Agreement), execute, and file on behalf of Meridian (A) the federal income tax returns to be filed on behalf of Meridian for the period ending as of the close of business on the Closing Date that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation Section 1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of the Buyer's and the Sellers' election pursuant to Section 338(h)(10) of the Code and
(B) any corresponding state and local income tax returns required to be filed on behalf of Company for the period ending as of the close of business on the Closing Date. The Buyer shall cooperate with the Sellers in connection with the preparation and filing of such returns by making the books, records and personnel of the appropriate companies and Included Entities available to the Sellers and taking such other actions as the Sellers may reasonably request. The Buyer shall have the right to review and comment upon such returns prior to filing. The Sellers shall bear the costs and expenses of preparing and filing such return.

         (d) ALLOCATION OF MERIDIAN INCOME TAXES. Sellers shall be responsible for all federal income Taxes attributable to Meridian for periods ending on or before the

Closing Date resulting from the 338 Election (including, without limitation, any built-in gain tax imposed upon Meridian under Code Section 1374). Buyer shall be responsible for all federal income Taxes of Meridian for periods ending after the Closing Date. Sellers will be liable for California income taxes of Meridian resulting from the refusal of the California Tax authorities to respect the election not to make a 338 Election for California tax purposes, and Buyer and Meridian will be liable for non-federal income Taxes of Meridian for periods ending after the Closing Date.

    SECTION 7.8 NO COMPETITION. Sellers' Representatives agree that during the two-year period commencing on the Closing Date, none of the Sellers' Representatives will, directly or indirectly, (i) participate or engage in any of the businesses currently engaged in by the Companies and Included Entities anywhere in the United States; or (ii) induce or attempt to influence any employee of any of the Companies or Included Entities as of the Closing Date to terminate such employee's employment or become an employee of any entity established by or associated with any of Seller or any Affiliate of the Sellers' Representatives.

    SECTION 7.9 CONFIDENTIALITY. If the transactions contemplated by this Agreement are consummated, the Sellers agree to maintain the confidentiality of all proprietary and other non-public information regarding the Companies and the Included Entities, except as necessary to file tax returns and other reports to governmental agencies and except as set forth below. In the event that any Seller reasonably believes that it is required by law to disclose any confidential information described in this SECTION 7.7, such Seller will (i) provide the Buyer with prompt notice before such disclosure in order that the Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the Buyer in attempting to obtain such order or other assurance. The provisions of this SECTION 7.7 shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of default by a Seller.

    SECTION 7.10 NAMES. Sellers agree to take such steps as are necessary as soon as practicable to change the name of any Excluded Entity to delete the names "Fel-Pro" or "FP" therefrom and agree not to employ, trade upon or utilize such names in any business of any kind or character.

    SECTION 7.11 AUTHORIZED SHARES. F-M shall use its best efforts to cause the number of authorized shares of F-M Common Stock to be increased, as soon as practicable, to an aggregate number of authorized shares of F-M Common Stock sufficient to effect the issuance of all of the shares of F-M Common Stock issuable upon exchange of the F-M Exchangeable Preferred Stock issuable in connection with the transactions contemplated hereby. F-M shall provide the Sellers' Representatives with copies of any solicitations of its stockholders in connection with such matter. Promptly following any such increase, F-M shall reserve and keep available out of its authorized but unissued shares of F-M Common Stock a sufficient number of its shares of F-M Common Stock to effect the exchange of all shares of the F-M Exchangeable Preferred Stock issuable in connection with the transactions contemplated hereby.

    SECTION 7.12 STOCK LISTING. F-M shall take all action necessary, including, but not limited to filing an additional listing application, to list the shares of F-M Common Stock issuable upon conversion of the F-M Exchangeable Preferred Stock on the stock exchange or market on which the F-M Common Stock is then listed provided that all applicable listing requirements are satisfied.


                                    ARTICLE 8

                                   TERMINATION

    SECTION 8.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time on or prior to the Closing:

              (a) by the mutual written consent of the Sellers' Representatives and Buyer;

              (b) by either the Sellers' Representatives or Buyer, if the Closing has not taken place by April 20, 1998, and the terminating party is not in material breach of its obligations hereunder;

              (c) by Buyer or the Sellers' Representatives, if any court or governmental, administrative or regulatory body of competent jurisdiction in the United States shall have issued an order, stay, judgment or decree, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, or mandating that Buyer sell, dispose of or hold separate any assets or properties of Buyer or any of its Affiliates or any assets or properties of the Companies or Included Entities and such order, stay, judgment, decree or other action, shall have become final and non-appealable; or

              (d) by Buyer if the amendments and supplements to the Disclosure Schedule pursuant to SECTION 10.12(B) have, in the aggregate, a Material Adverse Effect.

If Buyer or the Sellers' Representatives terminate this Agreement pursuant to the foregoing provisions of this SECTION 8.1, such termination shall be effected by written notice to the other party specifying the provision pursuant to which such termination is made.

    SECTION 8.2 LIABILITIES UPON TERMINATION. Except for SECTION 4.5 hereof (and, to the extent relevant thereto, the terms of SECTIONS 10.4, 10.5, 10.6, 10.7, 10.13, 10.14, 10.17 and 10.18 hereof), which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to SECTION
8.1 hereof, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, partners, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; provided, however, that nothing contained in SECTION 8.1 or this SECTION 8.2 shall (i) relieve any party from liability for any willful failure to comply with any covenant or agreement contained herein (and the terms of SECTIONS 10.4, 10.5, 10.6, 10.7, 10.13, 10.14, 10.17 and 10.18 hereof shall apply to any such failure) or (ii) affect the Confidentiality Agreement, which shall survive any termination of this Agreement.


                                    ARTICLE 9

                                EMPLOYEE MATTERS

     SECTION 9.1 EMPLOYEE BENEFIT PLAN MATTERS.

              (a) Effective as of the Closing, Buyer shall cause the applicable Company or Included Entity to offer to employ or continue the employment of all persons who are designated on the records of such Company, Included Entity or Realty as of the Closing as employees, whether or not then actively at work, including, without limitation, any employees who are on vacation leave, leave of absence, sick leave or disability leave ("COMPANY EMPLOYEES"). Buyer shall also cause the applicable Company or Included Entity to honor any re-employment rights of any current or former employees of such Company or Included Entity, including, but not limited to, any such persons who are receiving long-term disability benefits as of the Closing. Nothing contained herein shall be deemed to require the Buyer to employ or cause any Company or Included Entity to employ any individual for any period of time following the Closing.

              (b) Each employee benefit plan, fund, policy or arrangement established or maintained by Buyer or its Affiliates for Company Employees ("BUYER PLAN") shall grant vesting and eligibility credit (for initial participation purposes), to the extent such credit was given under the Benefit Plans, to each Company Employee for all service on or prior to the Closing Date with any Company or Included Entity or any predecessor or Affiliate of any of the foregoing, for all purposes other than benefit accrual under a "defined benefit plan," within the meaning of Section 3(35) of ERISA; provided, that any

Buyer Plan may be designed to offset, or otherwise avoid duplication of, any benefits to which a Company Employee is entitled under any comparable Benefit Plan or any amount payable under a Benefit Plan may be reduced to the extent paid under a Buyer Plan.

              (c) Effective as of the Closing, Buyer shall establish, or shall cause the appropriate Companies and/or Included Entities, to continue, or be included in, a group health plan which shall cover all Company Employees and their family members who immediately prior to the Closing were covered under any group health plan maintained by any Company or Included Entity. Any such group health plan established or maintained by Buyer shall (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered (generally and/or specifically as to any individual) under any group health plan maintained by the Companies and Included Entities prior to the Closing and (iii) grant credit (for purposes of annual deductibles, copayments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date during the plan year in which the Closing Date occurs.

              (d) Buyer shall, or shall cause the applicable Company or Included Entity to, recognize and honor the terms of (including, but not by way of limitation, making contributions or benefit payments as may be required by) the ERP Bonus Program, the Fel-Pro Incorporated Management Deferred Compensation Plan and the Fel-Pro Incorporated Voluntary Deferral Plan, and shall not allow such plans to be amended or terminated in any way that adversely affects any participant's benefits thereunder; provided, that such deferred compensation plans may be amended so that no further accruals or additions to participant's benefits thereunder shall be required from the date of the adoption of such amendment (other than earnings or similar credits pursuant to the terms of such plans as currently in effect). In addition, Buyer shall cause the Companies and Included Entities to maintain in effect the benefit programs set forth on
SECTION 9.1(D) OF THE DISCLOSURE SCHEDULE as currently in effect for the periods set forth on SECTION 9.1(D) OF THE DISCLOSURE SCHEDULE. Except as set forth in this SECTION 9.1(D) or the terms of any such Benefit Plan, Seller recognizes Buyer's right to amend or terminate any Benefit Plan or substitute any Buyer Plan at any time after the Closing.

              (e) Buyer shall, or shall cause the applicable Company or Included Entity to, make the severance payments listed on Part A of SECTION 9.1(E) OF THE DISCLOSURE SCHEDULE to any Company Employee (except for those Company Employees set forth on Part B of SECTION 9.1(E) OF THE DISCLOSURE SCHEDULE), who are terminated by the applicable Company or Included Entity other than for "cause" (as hereafter defined) on or prior to the date that is one year after the Closing Date. For purposes of this paragraph (e) "CAUSE" shall mean such Company Employee's theft, fraud, willful and repeated neglect of duties or conviction of a felony. Notwithstanding anything contained herein to the contrary, Sellers shall be responsible for making all payments to Company Employees pursuant to (i) the Long-Term Incentive Plan resulting from a "CHANGE IN CONTROL", (ii) any and all retention bonus agreements executed in contemplation of or as a consequence of the Companies being sold (excluding the employment agreements listed on Part C of SECTION 9.1(E) OF THE DISCLOSURE SCHEDULE) (the "Retention Bonus Agreements")and (iii) the Special Bonus. The Sellers may, at their option, fulfill such responsibility by (i) causing the Companies and Included Entities to incur indebtedness for borrowed money, the proceeds of which are used to pay or fund such obligations, so long as the principal amount of such indebtedness has been included in the determination of the Debt Amount and prepayment thereof is permitted without premium or penalty, (ii) causing the Companies and Included Entities to pay or fund such obligations with Excluded Assets, (iii) paying or funding such obligations, or (iv) any combination of the foregoing. The bonuses payable pursuant to the Retention Bonus Agreements shall be accrued by the Companies and the Included Entities prior to the Closing and paid within seventy-five (75) days of the Closing Date. If requested by the Sellers' Representatives, the Buyer shall use its best efforts to cause the Companies and the Included Entities to amend the Retention Bonus Agreements to provide for the payment of such bonuses within seventy-five (75) days of the Closing Date.

         (f) Buyer shall be liable for and shall indemnify and hold the Sellers and their Affiliates harmless from and against any and all liability arising under the Workers Adjustment and Retraining Notification Act and any similar state laws as a result of actions by the Buyer or by any Company or Included Entity after the Closing.

         (g) Buyer acknowledges that the Companies and the Included Entities shall pay a bonus to the Eligible Employees in the aggregate gross pretax amount of $10,000,000 (the "SPECIAL BONUS") in consideration for the Eligible Employees' services to the Companies, the Included Entities and Realty prior to the Closing Date and agrees to cause the Companies and the Included Entities to comply with the terms of this SECTION 9.1(G). The Special Bonus shall be in addition to all other amounts owed to the Eligible Employees by the Companies, the Included Entities and Realty and shall not reduce any amounts that may be payable to any Eligible Employee at any time in the future (including, but not limited to, amounts payable under the bonus and other arrangements listed on
SECTION 4.6 OF THE DISCLOSURE SCHEDULE). The Special Bonus to be paid to, or on account of, each Eligible Employee shall be determined and paid in accordance with, the following provisions:

              (1) Determination. The amount of the Special Bonus to be paid to or on account of each Eligible Employee shall be determined by first allocating the gross pretax amount of the Special Bonus among each Company, Included Entity and Realty based on the percentage that the wages of the Eligible Employees of such entity for 1997 and the first payroll of 1998 bears to the total wages of the Eligible Employees of the Companies, the Included Entities and Realty for 1997 and the first payroll of 1998. With respect to the Participating Eligible Employees, the amount of the Special Bonus allocated to each Company, Included Entity or Realty shall be allocated to the Participating Eligible Employees of such entity through the application of the formulas set forth in Section 17 of the Retirement Plan that are effective upon a Change of Control (the "CHANGE OF CONTROL FORMULAS"), disregarding for this purpose any applicable non-discrimination, allocation limitation or other testing rules contained in the Code that limit the amount that may be allocated to any Eligible Employee. With respect to the Non-Participating Eligible Employees, the amount of the Special Bonus allocated to each Company, Included Entity or Fel-Pro Realty Corporation shall be allocated to Non-Participating Eligible Employees based on the percentage that each Non-Participating Eligible Employee's wages for 1997 and the first payroll of 1998 bears to the total wages of all of the Non-Participating Eligible Employees for 1997 and the first payroll of 1998 employed by such entity.

              (2)  Contribution and Payments.

                   (A) With respect to Participating Eligible Employees, the amount of the Special Bonus allocated to each Participating Eligible Employee that the Company or Included Entity that employs or employed such Participating Eligible Employee is permitted to contribute to the Retirement Plan to satisfy the required allocation, taking into account all applicable non-discrimination, allocation limitations and other testing rules contained in the Code that limit the amount that may be allocated to such Participating Eligible Employee, shall be contributed to the Retirement Plan and allocated to such Participating Eligible Employee in accordance with the Change in Control Formulas. To the extent the amount of the Special Bonus allocated to a Participating Eligible Employee exceeds the amount that the Company or Included Entity that employs or employed such Participating Eligible Employee is permitted to contribute to the Retirement Plan, the excess shall be paid, in cash, directly to such Participating Eligible Employee.

              (B) With respect to Non-Participating Eligible Employees, the amount of the Special Bonus allocated to each such employee shall be paid, in cash, directly to such employee.

          (3) Timing. All contributions required to be made to the Retirement Plan pursuant to this SECTION 9.1(G) shall be made prior to the Closing Date. All payments required to be made directly to Eligible Employees pursuant to this
SECTION 9.1(G) shall be accrued prior to the Closing Date and paid to such Eligible Employees within 75 days of the Closing Date. In the event that any Eligible Employee becomes ineligible to receive the Special Bonus allocated to such Eligible Employee that was to be paid directly to such Eligible Employee in accordance with paragraph (2) above, the Buyer shall cause the amount allocated to such Eligible Employee to be paid to the Sellers.

               (4) Taxes. Any payments to be made directly to Eligible Employees hereunder shall be subject to customary withholding taxes and such other employment taxes as are required under applicable law to be collected from an employee with respect to compensation paid by an employer to an employee.


                                   ARTICLE 10

                                  MISCELLANEOUS

              SECTION 10.1 EXCLUSIVITY OF REPRESENTATIONS; RELIANCE ON REPRESENTATIONS; TERMINATION OF EPRESENTATIONS.

          (a) THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS AND BUYER, RESPECTIVELY, IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES, OF SELLERS AND BUYER, RESPECTIVELY. SELLERS AND BUYER EACH HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY SELLERS OR ANY OTHER PERSON TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR BY BUYER OR ANY OTHER PERSON TO SELLERS OR ANY OF ITS DIRECTORS, OFFICERS EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (b) Except for the representations and warranties of Sellers set forth in SECTIONS 2.1(C), 2.1(D), 2.2(A), 2.4 and 2.21 and of Buyer set forth IN SECTIONS 3.4 AND 3.6 (such representations and warranties of Sellers and Buyer, the "SURVIVING REPRESENTATIONS AND WARRANTIES"), the representations and warranties of the Sellers set forth in ARTICLE 2 and of Buyer set forth in ARTICLE 3 shall terminate and merge at, and not survive, the closing and thereafter shall be void and no longer enforceable. The parties hereto agree and acknowledge that, except for claims of actual fraud or a breach of any Surviving Representations and Warranties, no party hereto will have any right to indemnification or the right to bring any claim or action for damages relating to the breach of any representation or warranty set forth herein or in any other agreement contemplated hereby, whether such claim or action arises under contract or tort, as a result of a violation of law or otherwise.

              (c) ARTICLES 7, 10, and SECTION 9.1 hereof shall survive the Closing.

     SECTION 10.2 EXPENSES. The Sellers, on the one hand, and the Buyer, on the other hand, shall bear all of its respective expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith. The Sellers shall bear all of the expenses incurred by the Companies prior to the Closing in connection with the sale of the Equity Interests and the Included Real Property contemplated hereby.

     SECTION 10.3 FURTHER ASSURANCES. From time to time after the Closing Date, without the payment of any additional consideration except as otherwise set forth in this Agreement, each party hereto will execute all such instruments and take all such actions as the other party, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

     SECTION 10.4 NOTICES. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

                 If to Sellers to:

                          Kenneth A. Lehman
                          2715 Sheridan Road
                          Evanston, Illinois 60201
                          Telecopier No. (847) 475-2234

                          and

                          Richard A. Morris
                          2323 Marcy
                          Evanston, Illinois 60201
                          Telecopier No. (847) 328-3035

                          and

                          David A. Weinberg

                          2135 North Cleveland
                          Chicago, Illinois 60614
                          Telecopier No. (773) 929-2288

                 With a copy to:

                          Katten Muchin & Zavis
                          525 West Monroe Street
                          Suite 1600
                          Chicago, Illinois  60661
                          Telecopier No. (312) 902-1061
                          Attention:    Allan B. Muchin, Esq.
                                        David R. Shevitz, Esq.

                 If to Buyer:

                          Federal Mogul Corporation
                          26555 Northwestern Highway
                          Southfield, Michigan  48034
                          Attention:  Charles B. Grant
                                        Vice President-Corporate Development
                                      Diane L. Kaye, Esq.
                                        Vice President, General Counsel
                                        and Secretary

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) Buyer may assign any or all of its rights and obligations hereunder (other than F-M'S obligation to issue its stock consideration and its obligations under SECTIONS 7.11 AND 7.12) to one of its wholly-owned subsidiaries without the consent of the Sellers; provided, that any such assignment shall not relieve Buyer from any liability hereunder, and (ii) any Seller may assign any or all of its right and obligations hereunder to any Permitted Transferee to whom such Seller sells, assigns or transfers any or all of such Seller's Equity Interests prior to the Closing; provided, that such Permitted Transferee expressly agrees in writing to be bound by the terms of this Agreement. In the event of any transfer of Equity Interests made pursuant to clause (ii) of the preceding sentence, the Schedule of Sellers and SECTION 2.1(C) OF THE DISCLOSURE SCHEDULE shall be amended to reflect such sale, assignment or transfer. Any assignment in violation of this Agreement shall be null and void ab initio.

     SECTION 10.6 CONSTRUCTION.

         (a) Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words "hereof," "herein," "hereunder" and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of Schedules to and Exhibits to this Agreement and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

         (b) The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         (c) All references to "days" shall be to calendar days unless business days are specified.

         (d) Unless the context otherwise requires, (i) "or" is not exclusive and (ii) "including" means "including but not limited to" and "including without limitation".

         (e) As used herein, the phrases "date of this Agreement" and "date hereof" and any other phrases of similar import shall mean January 9, 1998 (regardless, with respect to representations and warranties, of the date or time as of which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined).

     SECTION 10.7 LAW GOVERNING. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF
THE STATE OF ILLINOIS, INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.

     SECTION 10.8 WAIVER OF PROVISIONS. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     SECTION 10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

     SECTION 10.10 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, excluding the Confidentiality Agreement (which shall remain in full force and effect). This Agreement may not be amended or modified except by a written agreement signed by Buyer and Seller.

     SECTION 10.11 ACCESS TO BOOKS AND RECORDS.

          (a) After the Closing, Buyer shall, upon the Sellers' Representatives' request from time to time, and upon reasonable notice, in connection with the preparation by Sellers or their Affiliates of Tax returns and for such other purposes as the Sellers' Representatives shall reasonably request, (i) (A) provide to the authorized representatives of Sellers and its Affiliates full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Companies and Included Entities, (B) cause its officers and the officers of the Companies and Included Entities to furnish to Sellers and their authorized representatives any and all financial, technical and operating data and other information pertaining to the Companies and Included Entities and (C) make available to Sellers and their authorized representatives personnel of Buyer and the Companies and Included Entities to consult with such personnel and (ii) make available for inspection and copying by Sellers at Sellers' expense true and complete copies of any documents relating to the foregoing. In exercising their rights under the foregoing provisions of this SECTION 10.11, Sellers and their representatives shall not interfere with Buyer's, the Companies' or the Included Entities' normal operations. Buyer shall cause the Companies and Included Entities to retain the files, books, records and documents of the Companies and the Included Entities for at least six years after the Closing Date. Thereafter, Buyer shall give the Sellers' Representatives at least 60 business days prior written notice of the proposed destruction of any such files, books, records or documents and, at the request and expense of Sellers, shall deliver to Sellers any of such files, books, records or documents that Sellers may request.

          (b) After the Closing, Buyer, the Companies and the Included Entities, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Companies or any of the Included Entities for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute or limitations or extensions thereof.

     SECTION 10.12 DISCLOSURE SCHEDULE.

          (a) Any information disclosed in any section of the Disclosure Schedule, if reasonably related to any other sections of the Disclosure Schedule and described in reasonable detail to allow a reasonable person to make the applicable connection, shall be deemed fully disclosed for the purposes of all applicable sections of the Disclosure Schedule. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in ARTICLE 2 nor the inclusion of any items in the Disclosure Schedule shall be deemed to constitute an admission by Sellers or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Disclosure Schedule does not constitute an admission by either Sellers or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Disclosure Schedule. The inclusion of, or reference to, any item within any particular section of the Disclosure Schedule does not constitute an admission by either Sellers or Buyer that the item constitutes a violation of any federal, state or local law, rule, statute, regulation, ordinance, permit, judgment, decree or other equivalent.

          (b) From the date hereof until the Closing Date, the Sellers may amend and/or supplement the Disclosure Schedule to reflect events or changes occurring after the execution of this Agreement. Such amendments and/or supplements shall not effect Buyer's right to terminate this Agreement under
SECTION 8.1(D).

     SECTION 10.13 ARBITRATION. Any dispute arising out of or relating in any manner to this Agreement or the underlying transaction, or to the breach, termination or validity of this Agreement, shall be resolved in accordance with the procedures specified in this SECTION 10.13, which shall be the sole and exclusive procedures for resolution of any such disputes.

     Any such dispute shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association, before three independent and impartial arbitrators, none of whom shall be appointed by either party, provided, however, that if either party will not participate in non-binding mediation, the other may initiate arbitration before the expiration of the above period. The place of arbitration shall be Chicago, Illinois. Substantive legal issues in the arbitration shall be determined in accordance with the laws of the State of Illinois in accordance with SECTION 10.7. The arbitrators are empowered to grant and issue mandatory directives, prohibitions, orders or restraints to enforce this Agreement as they may deem necessary or advisable, directed to or against any of the parties, including a directive or order requiring specific performance of any covenant, agreement or provision of this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Each party shall bear its own costs, except that the costs of the mediator and the arbitrators shall be borne equally by the parties.

     SECTION 10.14 NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.15 SELLERS' REPRESENTATIVES.

          (a) Each of the Sellers agrees that actions (including, but not limited to, waivers and consents to amendments) or omissions to act hereunder by Sellers' Representatives, whether before or after the Closing, shall be binding upon and enforceable against each Seller.

          (b) In furtherance of SECTION 10.15(A) hereof, Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers' Representatives and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers' Representatives and Buyer shall be entitled to disregard any notices or communications given or made by Sellers unless given or made through the Sellers' Representatives.

     SECTION 10.16 NO PRESUMPTION. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

     SECTION 10.17 SEVERABILITY. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction, and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this SECTION 10.17 is intended to, or shall, (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (y) limit the intended effect of SECTION 10.7 or 10.13.

     SECTION 10.18 AFFILIATES; SUBSIDIARIES. References in this Agreement to "Affiliates" or "Subsidiaries" of a specified Person refer to, and include, only other Persons which from time to time constitute "Affiliates" or "Subsidiaries," as the case may be, of such specified Person, and do not include, at any particular time, other Persons that may have been, but at such time have ceased to be, "Affiliates" or "Subsidiaries," as the case may be, of such specified Person.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    SELLERS:

                                    FEL-PRO REALTY CORPORATION


                                    By:
                                       --------------------------------
                                        Title:
                                              -------------------------

                                    MCCORMICK INVESTMENTS L.P.


                                    By:
                                       --------------------------------
                                        Title:
                                              -------------------------


                                    THE OTHER SELLERS LISTED ON THE
                                     ATTACHED SCHEDULE OF SELLERS

                                    By:
                                       ---------------------------------------
                                          Richard A. Morris, under power-of-
                                          attorney


                                    By:
                                       ---------------------------------------
                                          Kenneth A. Lehman, under power-of-
                                          attorney


                                    By:
                                       ---------------------------------------
                                          David A. Weinberg, under power-of-
                                          attorney

                                     BUYER:

                                     FEDERAL-MOGUL CORPORATION

                                     By:
                                        -------------------------------
                                          Title:
                                                -----------------------

                               SCHEDULE OF SELLERS

Fel-Pro Realty Corporation

McCormick Investments L.P.

MORRIS FAMILY


A.  FEL-PRO MANAGEMENT CO.

         Robert J. Morris Revocable Trust U/A/D 2/16/83
         Ellen J. Morris
         Bruce E. Morris
         Richard A. Morris

B.  FEL-PRO MASTER GENERAL PARTNERSHIP

         Morris MGP Trust for Ellen U/A/D 3/1/96
         Morris MGP Trust for Bruce U/A/D 6/23/96
         Morris MGP Trust for Richard U/A/D 3/1/96

C.  MERIDIAN PARTS CORPORATION

         Morris 1992 Gift Trust for Ellen U/A/D 12/10/92
         Morris Meridian Trust for Ellen U/A/D 3/1/96
         Morris 1992 Gift Trust for Bruce U/A/D 12/10/92
         Morris Meridian Trust for Bruce U/A/D 6/23/96
         Morris 1992 Gift Trust for Richard U/A/D 12/10/92
         Morris Meridian Trust for Richard U/A/D 3/1/96

D.  FELT PRODUCTS MFG. CO.

         Robert J. Morris Revocable Trust U/A/D 2/16/83
         Robert J. Morris Trust U/A/D 7/26/65
         Clara Morris Trust U/A/D 12/20/55
         Ellen J. Morris
         Ellen J. Morris 1997 Children's Trust U/A/D 11/3/97
         Bruce E. Morris
         Bruce Morris 1997 Children's Trust U/A/D 11/3/97
         Richard A. Morris
         Richard A. Morris 1997 Children's Trust U/A/D 10/31/97

         Ellen J. Morris Family Gift Trust U/A/D 9/27/85
         Bruce E. Morris Family Gift Trust U/A/D 9/27/85
         Richard A. Morris Family Gift Trust U/A/D 9/27/85

LEHMAN FAMILY


A.  FEL-PRO MANAGEMENT CO.

         Elliot Lehman Trust dated 5/20/87
         Frances M. Lehman Trust dated 5/20/87
         Kenneth A. Lehman
         Lucy G. Lehman
         Kay L. Schlozman
         Stanley F. Schlozman
         Paul A. Lehman

B.  FEL-PRO MASTER GENERAL PARTNERSHIP

         Kenneth A. Lehman 1992E Family Trust
         Paul A. Lehman 1992E Family Trust
         Kay Lehman Schlozman 1992E Family Trust
         Paul A. Lehman 1992F Family Trust
         Kay Lehman Schlozman 1992F Family Trust
         Kenneth A. Lehman 1992F Family Trust

C.  MERIDIAN PARTS CORPORATION

         Kenneth A. Lehman 1992E Family Trust dated 12/11/92 Paul A. Lehman 1992E Family Trust dated 12/11/92
         Kay Lehman Schlozman 1992E Family Trust dated 12/11/92 Kenneth A. Lehman 1992F Family Trust dated 12/11/92 Paul A. Lehman 1992F Family Trust dated 12/11/92
         Kay Lehman Schlozman 1992F Family Trust dated 12/11/92

D.  FELT PRODUCTS MFG. CO.

         Elliot Lehman Trust dated 5/20/87
         Frances M. Lehman Trust dated 5/20/87
         E. Lehman Fifteen Year Income Trust
         F. Lehman Fifteen Year Income Trust
         Kenneth A. Lehman 1996 E Family Trust U/A/D 6/11/96
         Kenneth A. Lehman 1996 F Family Trust U/A/D 6/11/96
         Paul Lehman 1996 E Family Trust U/A/D 6/11/96
         Paul Lehman 1996 E Family Trust U/A/D
         Kay Lehman Schlozman 1996 E Family Trust U/A/D 6/11/96

         Kay Lehman Schlozman 1996 F Family Trust U/A/D 6/11/96
         Kenneth A. Lehman
         Lucy G. Lehman
         Kay L. Schlozman
         Stanley F. Schlozman
         Paul A. Lehman
         Ronna Stamm
         Kay Schlozman Children's Trust U/A/D 12/20/82
         Schlozman Family Trust U/A/D 9/30/85
         Schlozman Family Gift Trust U/A/D 9/30/85
         Kay Lehman Schlozman 1997 Children's Trust U/A/D 11/3/97
         Paul Lehman Children's Trust U/A/D 12/20/82
         Paul Lehman Irrevocable Children's Trust U/A/D 9/30/85
         Paul Lehman Children's Trust U/A/D 9/30/85
         Betsy Ganford Lehman Irrevocable Trust No. 1 dated 12/22/83
         Betsy Ganford Lehman Irrevocable Trust No. 2 U/A/D 9/30/85
         Kenneth Lehman Children's Trust U/A/D 12/20/82 F/B/O Betsy Ganford
Lehman
         Kenneth Lehman Children's Trust U/A/D 9/30/85 F/B/O Betsy Ganford
Lehman
         Amy Ganford Lehman Irrevocable Trust No. 1 dated 12/22/83
         Amy Ganford Lehman Irrevocable Trust No. 2 U/A/D 9/30/85
         Kenneth Lehman Children's Trust U/A/D 12/20/82 F/B/O Amy Ganford
Lehman
         Kenneth Lehman Children's Trust U/A/D 9/30/85 F/B/O Amy Ganford Lehman Peter Ganford Lehman Irrevocable Trust No. 1 dated 12/22/83
         Peter Ganford Lehman Irrevocable Trust No. 2 U/A/D 9/30/85
         Kenneth Lehman Children's Trust U/A/D 12/20/82 F/B/O Peter Ganford
Lehman
         Kenneth Lehman Children's Trust U/A/D 9/30/85 F/B/O Peter Ganford
Lehman
         Daniel Aaron Schlozman Trust No. 1 U/A/D 12/30/81
         Daniel Aaron Schlozman Trust No. 2 U/A/D 12/30/81
         Schlozman 1994 Gift Trust for Julia U/A/D 1/3/94
         Paul A. Lehman Irrevocable Family Trust A U/A/D 11/3/97
         Jonathan Lehman Irrevocable Trust No. 1 dated 12/22/83
         Michael Lehman Irrevocable Trust No. 1 dated 12/22/83
         Elizabeth Lehman Irrevocable Trust No. 2 dated 5/12/97

WEINBERG/RADOV/KESSLER FAMILY


A.  FEL-PRO MANAGEMENT CO.

         Sylvia Radov Revocable Trust U/A/D 10/23/85
         Lewis C. Weinberg Irrevocable Trust dated 8/12/76
         Barbara W. Kessler Revocable Trust U/A/D 7/26/82
         Dennis L. Kessler Revocable Trust U/A/D 7/26/82
         David A. Weinberg Estate Trust U/A/D 6/5/84
         Kessler 1996 Gift Trust for Daniel U/A/D 12/16/96
         Daniel C. Weinberg Revocable Trust U/A/D 7/29/97
         Carol Jung
         Ronna Stamm

B.  FEL-PRO MASTER GENERAL PARTNERSHIP

         Weinberg 1992 Gift Trust for Barbara U/A/D 12/10/92
         Weinberg 1992 Gift Trust for David U/A/D 12/10/92
         Weinberg 1992 Gift Trust for Daniel U/A/D 12/10/92
         Sylvia MGP Trust for Barbara U/A/D 6/1/96
         Sylvia MGP Trust for David U/A/D 6/1/96
         Sylvia MGP Trust for Daniel U/A/D 6/1/96

C.  MERIDIAN PARTS CORPORATION

         Sylvia 1992 Gift Trust for Barbara U/A/D 12/10/92
         Sylvia 1992 Gift Trust for David U/A/D 12/10/92
         Sylvia 1992 Gift Trust for Daniel U/A/D 12/10/92

D.  FELT PRODUCTS MFG. CO.

         Sylvia M. Radov
         Lewis C. Weinberg Irrevocable Trust dated 8/12/76 Sylvia 1996 Gift Trust for Barbara U/A/D 4/4/96 Sylvia 1996 Gift Trust for David U/A/D 4/4/96
         Sylvia 1996 Gift Trust for Daniel U/A/D 4/4/96 Barbara W. Kessler Revocable Trust U/A/D 7/26/82 Dennis L. Kessler Revocable Trust U/A/D 7/26/82 Dennis L. Kessler 1997 Children's Trust U/A/D 11/3/97 Kessler Family Trust U/A/D 9/30/85

         David A. Weinberg Estate Trust U/A/D 6/5/84
         DAW Family Trust U/A/D 9/30/85
         Daniel C. Weinberg Revocable Trust U/A/D 7/29/97
         Carol Jung
         Kessler 1996 Gift Trust for David U/A/D 12/16/96
         Kessler 1996 Gift Trust for Daniel U/A/D 12/16/96
         LCW-DCW Family Gift Trust U/A/D 9/30/85
         SMR-DCW Family Gift Trust U/A/D 9/30/85
         DCW Family Trust U/A/D 9/30/85
         Lewis C. Weinberg Grandchildren's Gift Trust for Keith Albert U/A/D 12/1/82
         Keith A. Kessler
         Keith A. Kessler 1997 Children's Trust U/A/D 11/3/97
         Lewis C. Weinberg Grandchildren's Gift Trust for Arthur Jay U/A/D
         12/1/82
         Arthur J. Kessler
         Lewis C. Weinberg Grandchildren's Gift Trust for Eric Joseph U/A/D 12/1/82
         Eric Joseph Kessler Irrevocable Trust U/A/D 12/27/77
         Lewis C. Weinberg Grandchildren's Gift Trust for Mindy Joy U/A/D
         12/1/82
         Mindy Joy Weinberg Irrevocable Trust U/A/D 12/27/77
         SMR-DAW Children's Gift Trust for Mindy Joy U/A/D 12/13/82
         Lewis C. Weinberg Grandchildren's Gift Trust for Brian Lee U/A/D
         12/1/82
         Brian L. Weinberg SMR-DAW Children's Gift Trust for Brian
         U/A/D  12/13/82
         Lewis C. Weinberg Grandchildren's Gift Trust for Zachary Daniel U/A/D 12/1/82

         Zachary Daniel Weinberg Irrevocable Trust U/A/D 12/31/81
         Abigail Weinberg Trust U/A/D 2/20/90
         Abigail Weinberg Annual Gift Trust U/A/D 12/3/91

                                    EXHIBIT A


         1. For purposes of the Agreement to which this EXHIBIT A is attached (the "AGREEMENT"), the following terms shall have the following meanings:

         "AFFILIATE" means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AVERAGE PRICE" means the average of the daily closing prices per share for the F-M Common Stock on the New York Stock Exchange (as reported in the NYSE Composite Transactions listing) for the twenty (20) trading days commencing with the first trading day after the announcement by the parties hereto of the execution of this Agreement.

         "BANK DEBT" means all borrowings under that certain line of credit by and between Fel-Pro Incorporated, Felt Products Mfg. Co. and The First National Bank of Chicago, dated April 22, 1997.

         "CHANGE OF CONTROL" has the meaning ascribed to it in the Retirement Plan.

         "CHARTER DOCUMENTS" means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws of such corporation, (ii) with respect to a general partnership, the partnership or other similar agreement of such general partnership, (iii) with respect to a limited partnership, the certificate of limited partnership or similar state filing and partnership or other similar agreement of such limited partnership, (iv) with respect to a trust, the trust or similar agreement of such trust, (v) with respect to a limited liability company, the certificate of organization or other similar state filing and operating or other similar agreement of such limited liability company and (vi) with respect to any Person, including the foregoing, the charter or constantive documents and filings of such Person.

         "DEBT AMOUNT" means the aggregate principal amount of all indebtedness for borrowed money of the Companies and the Included Entities outstanding as of the Closing.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule, dated the date of the Agreement, delivered to Buyer, as from time to time amended and/or supplemented in accordance with SECTION 10.12(B) of the Agreement.

         "EFFECTIVE TIME SHARE VALUE" means (i) if the Average Price is greater than or equal to $40.00 and less than or equal to $42.00, the Average Price;
(ii) if the Average Price is greater than $42.00, $42.00 plus fifty percent of the amount by which the Average Price exceeds $42.00; and (iii) if the Average Price is less than $40.00, $40.00 minus fifty percent of the amount by which $40.00 exceeds the Average Price.

         "ELIGIBLE EMPLOYEES" means the Participating Eligible Employees and the Non-Participating Eligible Employees.

         "EXCHANGE ACT" means the Securities Act of 1934, as amended, or any successor law including the rules and regulations promulgated thereunder.

         "EXCLUDED ASSETS" means the assets described on EXHIBIT C to the Agreement.

         "EXCLUDED ENTITIES" means those entities listed as Excluded Entities on EXHIBIT B to the Agreement.

         "FEL-PRO GROUP" means the Companies, the Included Entities and the Excluded Entities.

         "FELT" means Felt Products Mfg. Co., a Delaware corporation.

         "F-M CASH ELECTION" means the election, exercisable by F-M, in F-M's sole discretion, by written notice delivered to the Sellers' Representatives at least five (5) business days prior to the Closing Date, if the Average Price is below $40.00, to deliver cash in the amount of $215,000,000 to the Sellers at the Closing in lieu of shares of F-M Exchangeable Preferred Stock as part of the Purchase Price.

         "F-M COMMON STOCK" means the Common Stock of F-M.

         "F-M EXCHANGEABLE PREFERRED STOCK" means the Series E Mandatory Exchangeable Preferred Stock of F-M.

         "INCLUDED ENTITIES" means those entities listed as Included Entities on EXHIBIT B to the Agreement.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE OF SELLER" or "SELLERS' KNOWLEDGE" (or words of similar import) means the actual knowledge of any member of the Operating Committee of Fel-Pro Incorporated, the general managers of FP Diesel LP, FP Performance Products LP and FP

Chemical Products LP, respectively, the President of the Ventures Group of Fel-Pro Incorporated or the Vice President International.

         "LIEN" has the meaning set forth in SECTION 1.1.

         "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the assets, condition (financial or otherwise), operations or business of the Companies and the Included Entities, on a combined basis, or (ii) an effect that will prevent Sellers from consummating the sale of the Equity Interests to Buyer as contemplated by the Agreement. For purposes hereof, the filing of additional lawsuits or actions relating to asbestos fibers in products manufactured or sold by any Company or Included Entity shall be deemed not to have a "Material Adverse Effect."

         "NON-PARTICIPATING ELIGIBLE EMPLOYEES" means those Company Employees, as of the Closing Date, who could satisfy the criteria set forth in Section 17 of the Retirement Plan to receive an allocation of a contribution upon a Change of Control if they were employed by a Company or Included Entity that participates in the Retirement Plan.

         "PARTICIPATING ELIGIBLE EMPLOYEES" means those Company Employees, as of the Closing Date, who could satisfy the criteria set forth in Section 17 of the Retirement Plan to receive an allocation of a contribution upon a Change of Control.

         "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iii) Liens created by, arising out of or specifically contemplated or permitted by the Agreement, and (iv) Liens identified as Permitted Liens in any Section of the Disclosure Schedule,
(v) materialmen's, mechanics', workmen's, repairmen's, employees or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance, in each such case securing obligations which are not delinquent or are being contested in good faith, (vi) zoning restrictions, easements, licenses or other restrictions on the use of real property or other immaterial irregularities in title thereto or encumbrances thereon, so long as the same do not materially interfere with or impair the use of such real property in the manner normally used, (vii) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and (viii) that are immaterial, individually and in the aggregate, with respect to the assets of the Companies and the Included Entities, taken as a whole.

         "PERMITTED TRANSFEREE" means, with respect to a Seller, (i) the spouse or lineal descendants (or their spouses) of such Seller, (ii) any trust for the benefit of such Seller or the benefit of the spouse or lineal descendants (or their spouses) of such Seller, (iii) any Person in which such Seller, the spouse and the lineal descendants (or their spouses) of such Seller are the direct and/or beneficial owners of all of the equity interests, (iv) the personal representative of such Seller upon such Seller's death for purposes of administration of such Seller's estate or upon such Seller's incompetency for purposes of the protection and management of the assets of such Seller, (v) if such Seller is a trust, the beneficiary or beneficiaries of such trust and (vi) another Seller.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

         "PROPRIETARY RIGHTS" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

         "RETIREMENT PLAN" means the Fel-Pro Incorporated Employees' Profit Sharing and Retirement Plan (also incorporating the provisions of the Fel-Pro Incorporated Employees' Money Purchase Plan), including any amendments made prior to Closing.

         "SEC" means the Securities and Exchange Commission of the United
States.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law including the rules and regulations promulgated thereunder.

         "SELLERS' REPRESENTATIVES" means, collectively, Richard A. Morris, David A. Weinberg and Kenneth A. Lehman, and any one of them, acting pursuant to the power-of-attorney granted to the foregoing pursuant to Section 4 of that certain Equityholders Agreement dated September 26, 1997.

         "SUBSIDIARY" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests of such corporation or other Person.

         2. The following terms are defined in the sections of the Agreement indicated:

      DEFINED TERM                                                                              SECTION
      "338 Election".............................................................................7.7(a)
      "Agreement"..........................................................................Introduction
      "Benefit Plans"...........................................................................2.11(a)
      "Buyer"..............................................................................Introduction
      "Buyer Adverse Effect"........................................................................3.2
      "Buyer Plan"...............................................................................9.1(b)
      "Buyer SEC Reports"...........................................................................3.7
      "Buyer's Representatives"..................................................................4.1(a)
      "Cash Portion".............................................................................1.1(a)
      "cause"....................................................................................9.1(e)
      "Certificate of Designations...............................................................5.1(f)
      "change in control"........................................................................9.1(e)
      "Change of Control Formulas"............................................................9.1(g)(i)
      "Chemical".................................................................................5.1(c)
      "Chemical Lease"...........................................................................5.1(c)
      "Closing".....................................................................................1.2
      "Closing Date"................................................................................1.2
      "Code"....................................................................................2.11(c)
      "Companies".............................................................................Recital A
      "Company Employees"........................................................................9.1(a)
      "Confidentiality Agreement"................................................................4.1(b)
      "Corporations"..........................................................................Recital A
      "DOJ".........................................................................................4.4
      "Environmental Requirements"..............................................................2.17(a)
      "ERISA".......................................................................................2.5
      "Equity Interests"............................................................................1.1
      "Financial Statements".....................................................................2.6(a)
      "F-M"................................................................................Introduction
      "F-M Preferred Stock".........................................................................3.6
      "FTC".........................................................................................4.4
      "GAAP"..................................................................................2.6(a)(i)
      "Governmental Action/Filing"..................................................................2.5
      "Hazardous Materials".....................................................................2.17(b)

      "HSR Act".....................................................................................2.5
      "Included Real Property"......................................................................1.1
      "Leased Real Property".......................................................................2.18
      "Liabilities/Liability"....................................................................2.6(b)
      "Lien"........................................................................................1.1
      "Meridian".................................................................................7.5(a)
      "Meridian Transaction".....................................................................7.5(a)
      "MGP"...................................................................................Recital A
      "Owned Real Property"........................................................................2.18
      "Partnership Interests".......................................................................1.1
      "PBGC"........................................................................................2.5
      "Permit"......................................................................................2.5
      "Policies"...................................................................................2.20
      "Proceeding"..................................................................................2.8
      "Purchase Price"..............................................................................1.1
      "Real Property"..............................................................................2.18
      "Realty"................................................................................Recital C
      "Registration Agreement"...................................................................5.1(g)
      "Seller(s)"..........................................................................Introduction
      "Seller Group"............................................................................2.11(c)
      "Seller Group Plan".......................................................................2.11(c)
      "Shares"......................................................................................1.1
      "Special Bonus"............................................................................9.1(g)
      "Stock Portion"............................................................................1.1(a)
      "Surviving Representations and Warranties"................................................10.1(c)
      "Taxes"................................................................................2.13(b)(v)
      "Trust"....................................................................................2.2(e)

                                    EXHIBIT B

INCLUDED ENTITIES

         Fel-Pro Incorporated, an Illinois corporation
         Fel-Pro Canada, a Canadian corporation
         Fel-Pro Mercosur L.P., a Delaware limited partnership [INACTIVE]
         FP Performance Products LP, a Delaware limited partnership
         Fel-Pro Specialty Sealing Products L.P., a Delaware limited partnership
         Fel-Pro Chemical Products L.P., a Delaware limited partnership Fel-Pro Chemical Products Latin America L.P., a Delaware limited partnership
         Fel-Pro S.A., a Colombian corporation
         Fel-Pro Limited, a UK private limited corporation Polymer Scotland, Ltd., a UK private limited corporation
         FP Diesel L.P., a Delaware limited partnership
         FP Diesel, Limited, a UK private limited corporation MPC Export, Inc. a California corporation
         Fel-Pro Chemical Products Chile, S.A., a Chilean corporation Demech Fel-Pro Private Limited, an Indian limited partnership


EXCLUDED ENTITIES

         Fel-Pro Investments, L.L.C., a Delaware limited liability company Fel-Pro Realty Corporation, an Illinois corporation
         McCormick Investments, Inc., a Delaware corporation
         McCormick Investments L.P., a Delaware limited partnership

                                    EXHIBIT C

                                 EXCLUDED ASSETS

         12-28-97
       Estimated(1)
         (000's)
         $  9,096                     a.       All cash of the Companies and Included Entities, including, but
         (15,500)  Line of Credit     not limited to, the proceeds received in the repayment of any indebtedness
         ( 6,404)                     of borrowed money from another Company or Included Entity.

            6,035                     b.       All marketable securities owned by any Company or Included Entity (except for marketable securities included in the Fel-Pro Incorporated Employee Benefits
                                      Trust).

            9,860                     c.       All life insurance policies owned by any Company or Included
                                      Entity.

           25,453                     d. All receivables owing by all insurance trusts and split dollar insurance receivables owing to any Company or Included Entity.

            8,558                     e.       All notes receivable due from the shareholders and partners.

                0                     f.       All membership interests of three limited liability companies or partnerships created to hold only Excluded Assets.

              156                     g.       All trade and accounts receivable that exist between any Company or Included Entity, on the one hand, and any Excluded Entity, on the other hand.

         (18,261)                     h.       All notes receivable (notes payable) that exist between any of the Companies, the Included Entities or the Excluded Entities.


(1) These amounts are expected to change prior to the Closing.



                                      C-2